As filed with the Securities and Exchange Commission on June 10, 2025

Registration No. 333-275687

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M2i GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	5050	37-1904036
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

885 Tahoe Blvd.

Incline Village, NV 89451

(775) 909-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Doug Cole

M2i Global, Inc.

885 Tahoe Blvd.

Incline Village, NV 89451

(775) 909-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darrin M. Ocasio, Esq.

Jesse L. Blue, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas

New York, NY 10036

Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging Growth Company:	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-1 (Registration No. 333-275687) previously declared effective by the United States Securities and Exchange Commission (the “SEC”) on (the “Registration Statement”) of M2i Global, Inc. (the “Company”) is being filed pursuant to the undertakings in the Registration Statement to update and supplement the information contained in the Registration Statement, including the Company’s latest Annual Report on Form 10-K for the year ending November 30, 2024, which was filed with the SEC on February 27, 2025.

The Registration Statement registered the offer and sale of 456,961,668 shares of common stock. All applicable registration fees were paid at the time the Registration Statement was originally filed.

This Post-Effective Amendment is being filed to (i) update the contents of the prospectus contained in the Registration Statement pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion.	Dated June 10, 2025.

PRELIMINARY PROSPECTUS

456,961,668 SHARES OF COMMON STOCK

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 456,961,668 shares of common stock (the “Common Stock”) issued or issuable to such selling stockholders. The selling stockholders acquired the Common Stock in connection with an Agreement and Plan of Merger, dated May 16, 2023 (the “Merger Agreement”), by and among the M2i Global, Inc. (the “Company”, formerly known as INKY Inc.), U.S. M and M Acquisition Corp., a Nevada corporation wholly owned by Company (“Merger Sub”), and U.S. Minerals and Metals Corp., a Nevada corporation (“USMM”), pursuant to which Merger Sub merged with and into USMM, with USMM surviving the Merger as the Company’s wholly-owned subsidiary (the “Merger”).

We will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. Please see the section entitled “Plan of Distribution” on page 45 of this prospectus for more information. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 40 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Our Common Stock is quoted on the OTCQB Market under the symbol “MTWO”. The price of the last trade of our Common Stock as quoted on the OTCQB market was $0.1299 per share. As of the date of this prospectus, our Common Stock is subject to only limited quotation on the OTCQB Market, and it is not otherwise regularly quoted on any other over-the-counter market. Until such time as our Common Stock is so quoted, the shares of Common Stock covered by this prospectus will be sold by the selling stockholders from time to time at a fixed price of $0.30 per share. If and when our Common Stock is regularly quoted on an over-the-counter market or on a national securities exchange, the selling stockholders may sell their respective shares of Common Stock, from time to time, at prevailing market pricing or in privately negotiated transactions.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. You should carefully read the “Risk Factors” beginning on page 8 of this prospectus before investing.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any other regulatory commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus June 10, 2025.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our Common Stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus outside the United States.

As used in this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” the “Company,” “M2i,” and “our Company” refer to M2i Global, Inc., a Nevada corporation, and its subsidiaries.

Unless otherwise specified, all dollar amounts are expressed in United States dollars. All references to “common stock” and “shares” refer to the common stock in our capital stock, unless otherwise indicated.

M2i Global, Inc., the M2i logo, and other trademarks or service marks of M2i appearing in this prospectus are the property of M2i or its subsidiaries. Trade names, trademarks, and service marks of other companies appearing in this prospectus are the property of their respective holders.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the sections entitled “Risk Factors” beginning on page 8 and “Special Note Regarding Forward-Looking Statements” beginning on page 18.

Our Business

Our Vision

Our vision is to secure reliable access to critical minerals and metals for the U.S., its allies, and partners. We expect to accomplish this by developing a world-class portfolio of critical minerals and materials projects. The diversity of our portfolio will provide an integrated solution to the challenges facing the critical minerals and materials industry in the U.S.

Critical Minerals Underpin U.S. Economic Security and National Defense

The U.S. relies on critical minerals flow for its National Defense and Economic Security. The defense of our nation is contingent on the ability to manufacture the elements that collectively represent our national military power. Equally important is the critical mineral flow that fuels our nation’s economy, providing the elementary materials that support all technology innovation, manufacturing, and energy sectors, to name only a few.

The U.S. is dependent on foreign sources for almost all of the critical minerals that serve as the foundational building blocks for the industries that underpin our nation’s defense as well as those that are serving as the primary engine for our economic strength and growth.

These sectors are rapidly exposing vulnerabilities in the current supply chain. Our strategic focus is on securing a reliable supply of critical minerals essential for national defense, economic stability, advanced manufacturing, and energy infrastructure. Recent examples of these vulnerabilities are China’s announcements to ban export of important, dual use minerals, such as the announcement in December 2024 banning antimony, tungsten, and tantalum, as well as additional bans affecting tungsten and indium in February of 2025.

In the U.S., the Secretary of Interior pursuant to authority under the Energy Act of 2020, acting through the director of the U.S. Geological Survey, determines the list of critical minerals and materials. The final 2022 list of critical minerals includes the following 50 minerals: Aluminum, antimony, arsenic, barite, beryllium, bismuth, cerium, cesium, chromium, cobalt, dysprosium, erbium, europium, fluorspar, gadolinium, gallium, germanium, graphite, hafnium, holmium, indium, iridium, lanthanum, lithium, lutetium, magnesium, manganese, neodymium, nickel, niobium, palladium, platinum, praseodymium, rhodium, rubidium, ruthenium, samarium, scandium, tantalum, tellurium, terbium, thulium, tin, titanium, tungsten, vanadium, ytterbium, yttrium, zinc, and zirconium.

The Energy Act of 2020 also requires the Secretary of Energy, acting through the Undersecretary for Science and Innovation, in conjunction with other departments, to determine the Critical Materials List. The Final 2023 Critical Materials list has 18, of which only four do not appear on the Critical Minerals List. The full list of critical materials includes aluminum, cobalt, copper*, dysprosium, electrical steel* (grain-oriented electrical steel, non-grain-oriented electrical steel, and amorphous steel), fluorine, gallium, iridium, lithium, magnesium, natural graphite, neodymium, nickel, platinum, praseodymium, terbium, silicon*, and silicon carbide* (asterisked materials are unique to the critical materials list).

The vital market for critical minerals and metals is the enabling component of the vital transition of the energy market. The infrastructure requirement for clean energy is dependent on the availability of the raw materials that these minerals represent.

The ability to generate, transmit, distribute, and store energy is at the center of all U.S. industrial capacity. Key examples that highlight the growing importance that critical minerals play in the increasing demand for energy are renewable energy generation, electric vehicle (EV) market growth, Artificial Intelligence (AI), data center expansion, cryptocurrency mining, among many other existing and developing industries.

Nickel, lithium, cobalt, and graphite are used in batteries. Rare-earth minerals such as neodymium and samarium are essential to the magnets of wind turbines and electric motors. supported by copper, nickel, and rare earths are also required for the robust energy infrastructure, power distribution, and thermal management demanded by the increasing demand for energy. Additional essential minerals like aluminum and neodymium are critical for transmission lines, transformers, and high-efficiency motors. An unstable supply of these minerals threatens the ability to meet the continued growth of demand for energy.

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The chart in figure 1 depicts the projected growth of the demand for specific minerals that provide the base material for the manufacturing of electrical vehicle and energy storage batteries. The growth rate for projected demand in 2050 is presented using 2020 as the base of comparison (Source: https://www.iea.org/reports/the-role-of-critical-minerals-in-clean-energy-transitions; The Role of Critical Minerals in Clean Energy Transitions”).

Figure 1: Energy Storage Minerals

Many of these critical minerals are mined and processed in a small number of countries, as illustrated in the chart in Figure 2 (Source: “The global fight for critical minerals is costly and damaging,” Nature, July 19, 2023).

Figure 2: Sources of Minerals

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The current dependence on foreign sources for critical materials supply flow and minerals processing must be addressed in the short and mid-term to create a stable supply chain of these materials to support both the national and economic security of the U.S. The table (Figure 3) depicts the current level of foreign sources for critical minerals by industry (Source: U.S. Department of the Interior U.S. Geological Survey, MINERAL COMMODITY SUMMARIES 2023).

Figure 3: Critical Minerals List Associated with Key Industries

Our Organizational Chart

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M2i’s structure will be built upon three separate business units with standalone P&Ls to carry on the Company’s objectives. Each P&L, led by a vice president, will work with a management team focused on implementing and building each business line and contribute respectively to the overall organization. The vice presidents will report to the president/chief executive officer of the Company. M2i will establish a finance department, staffed by a Director of Finance and Controller to ensure the effective and efficient management of funds, and to implement appropriate accounting controls.

M2i Mining, Processing, & Refining

The primary business purpose of M2i MPR is to develop and supply the U.S. sanctioned value chain of critical metals needed by the U.S. and its free trade partners. M2i MPR will supply the 50 critical minerals, including the rare earth elements (“REE”) as defined by the U.S. Geologic Survey in 2022, as well as the 18 critical materials defined by the U.S. Department of Energy in 2023. These minerals will be sourced globally from mines adhering to ethical and sustainable extraction principles and guidelines.

Strategic Alliances

The Company’s focus is to enter strategic alliances (“SAs”) to further its business objectives; namely through multiple mechanisms including asset acquisition and independent supply contracts. The SAs will likely be with companies that can expand our capability to extract minerals from existing mines, assist in implementing new mining projects, and develop and place into production new technologies and processes in extracting and processing minerals. Our efforts, and particularly our SAs will be focused on delivering guaranteed access to critical minerals and metals for national defense and economic security.

Currently, we have entered into a strategic alliance (SA) with Reforme Group (“Reforme”), an Australian mining and recycling company (the “SA Agreement”) wherein Reforme and M2i will create an Australian proprietary limited company (“M2iAust”) to source and trade critical metals and strategic minerals. It is currently anticipated that M2i and Reforme Group will each be equal shareholders in M2iAust. It is currently anticipated that the SA Agreement will enable us to capitalize on Reforme’s expertise in critical minerals. Reforme is an innovative Australian mining services, infrastructure, recycling, and renewables company with specialized expertise in the development of green and brown field mining projects with the demonstrated capability in end-to-end management of mine operations, processing, logistics and off-take negotiations.

The SA will play a pivotal role in advancing the critical minerals supply chain and contributing to the global energy transformation. We expect that the SA will extract critical minerals from existing brownfield mines’ tailings utilizing a novel extraction technology and process developed by Reforme. Reforme’s technology includes mine remediation methods to return the site to a state that would satisfy government and community concerns. It is anticipated that Reforme will grant M2iAust a right of first refusal to enter into offtake agreements with Reforme or its related corporate bodies for any critical metals and strategic minerals extracted from mining tenements owned or controlled by Reforme. M2i will support the development of strategic resources by Reforme. Together, the companies will refer any third party off take opportunities in the Asia Pacific region for strategic resources to M2iAust. M2iAust will negotiate offtake agreements to secure offtake from Reforme and third parties for offtake which will be sold to M2i in subsequent offtake agreements. The SA has a term of 5 years unless agreed otherwise. By leveraging their combined expertise and resources, the partners intend to establish a more sustainable and efficient critical minerals ecosystem that fully aligns with the objectives outlined in the United States-Australian Climate, Critical Minerals, and Clean Energy Transformation Compact.

The Company’s subsidiary, U.S. Minerals and Metals Corp.,(“USMM”) has assigned its two contracts with Lyons Capital, LLC to the parent Company, M2i Global, Inc. On February 23, 2023, USMM, and Lyons Capital, LLC (“Lyons”) entered into a business development agreement wherein Lyons agreed to act as Senior Strategic and Business Development Advisor to USMM for a term of 10 years (the “BDA”). Lyons received, on January 2, 2024, and on the first business day of each year thereafter 10,000,000 shares of USMM’s common stock in exchange for a purchase price of $1,000 per year. The BDA may be terminated by either party for any reason effective upon the first business day of the calendar year following the termination notice provided at least 30 days in advance.

Lyons and USMM also entered into the Wall Street Conference Business Development Agreement on February 23, 2023 (the “WSCA”), which was also assigned to the parent Company, M2i Global, Inc. In the WSCA, Lyons agreed, for a term of 5 years, to provide USMM with a yearly event sponsorship, including a speaking slot at the Wall Street Conference organized by Lyons, and introductions to, among others, personnel for business development opportunities. In exchange, Lyons will receive $2,000,000 per year in either cash or shares of USMM.’s common stock (if elected, the issuance of shares will be issued at a purchase price of $200 per year).

Pursuant to the Agreement and Plan of Merger, dated as of May 12, 2023, and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp., which is annexed hereto as exhibit 2.01 below, at the time of consummation of the merger, all shares of USMM were simultaneously converted into shares of M2i Global, Inc.’s common stock, and thus, any shares issued by USMM pursuant to the BDA or WSCA, as referenced above are now issued from M2i Global, Inc.

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M2i Scrap & Recycling

M2i has identified an opportunity to establish a source of critical minerals from scrap and recycling of metals currently reaching their end of life in their current use. Small and medium sized scrap metal recycling yards present an opportunity as many are family owned, with a good solid business, but are reaching the end of their succession plan and will need to close or sell. The scrap and recycling businesses we are considering provide low risk with good cash flow. The S&R Division acquisitions are an early emphasis for M2i and will generate steady revenue and profit.

Critical metals are of vital importance for the defense sector across the air, sea, and land domains. For instance, tantalum is needed in warheads, and high-performing alloys used in fuselages of combat aircraft require niobium, vanadium, and molybdenum.

We see an opportunity to establish a closed-loop, transparent program for capturing and returning critical metals and minerals in the defense industrial supply chain. This program would encompass both new production and end-of-life systems, ensuring that these valuable resources are reused domestically rather than relying on foreign sources.

The defense supply chain presents a significant volume of critical metals that can be effectively recycled and reused. By tapping into this resource and establishing M2i as an efficient supplier of this service, we can capture a considerable market share. This opportunity arises from the fact that no recycling company, to our knowledge, has successfully accomplished this on a large scale thus far.

M2i Government and Defense Industrial Base

M2i Government and Defense Industrial Base (“DIB”) is the business unit established with the goals of aligning U.S. policy in terms of industry requirements and national interests. The cornerstone of the value proposition of M2i DIB is the creation and management of the Strategic Minerals Reserve (“SMR”) in collaboration with the federal government to enable an uninterrupted supply of the most critical minerals and metals to mitigate the current and future vulnerabilities of this vital supply chain. We expect the SMR to augment or enhance the National Defense Stockpile.

M2i DIB will focus on two key efforts, the implementation of the SMR and the ongoing liaison with the government at the federal, state, and local levels. Critical to the success of the SMR will be the continuing dialogue with key congressional members. We have established congressional support in Nevada and are working to receive both an authorization in the annual National Defense Authorization Act as well as an appropriation of funding to enable the implementation of the M2i. DIB also aims to establish a collaboration with Hawthorne Army Depot, located in Hawthorne, Nevada, to obtain storage and administrative space to conduct a pilot demonstration.

The ongoing liaison with selected members of the congressional contingent from Nevada will act to ensure that the SMR pilot retains the focus of each respective office. We expect that the conclusion of a successful pilot will lead to the establishment of the second phase of the SMR, which is to build out the SMR to multiple locations, and to stockpile critical minerals that would extend supply beyond the DOD industry to private sector industry organizations in the event of a disruption to the flow of critical minerals.

Human Capital

Recruiting the right people will be critical to our success. We believe that the team of officers, directors and advisors that we have already assembled will provide a strong foundation for developing our business.

Financing Sources

We estimate that our first two years of operation will require $20-30 million. Our aim is to augment the capital raised with obtaining government funding to meet this need.

Competition

The Company, upon achieving its business objectives, believes it will be one of the only companies that operates across the full spectrum of the mineral and metals industry.

The rare earths mining and processing markets are capital intensive and competitive. Outside of the six (6) major rare earth producers in China, and those consolidated under their production quotas-there are only two other producers operating at scale, MP Materials and Lynas, which processes its rare earth materials in Malaysia. The Company’s competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and possibly expand their facilities.

It is possible that when the Company achieves its anticipated production rates and other planned products, the increased competition could lead competitors to engage in predatory pricing behavior. Any increase in the amount of rare earth products exported from other nations, and increased competition, whether legal or illegal, may result in price reductions, reduced margins and loss of potential market share, any of which could materially and adversely affect our profitability.

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Additionally, our potential Chinese competitors have historically been able to produce at relatively low costs due to domestic economic and regulatory factors, including less stringent environmental regulations. If we are not able to achieve the projected costs of production, then any strategic advantages that our competitors may have over us, such as lower labor and production costs, could have a material adverse effect on our business. As a result of these factors, we may not be able to compete effectively against current and future competitors.

Many of the Company’s competitors, as well as potential competitors, possess substantially greater financial, marketing, personnel and other resources than the Company. The Company’s competitors and potential competitors include far larger, more established companies that have access to capital markets, and to other funding sources that may be unavailable to the Company. There can be no guarantee that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results, and financial condition.

Compliance with Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in United States, as well as other jurisdictions, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.

We believe that we are and will continue to be compliant in all material respects with applicable statutes and the regulations passed in the United States. There are no current orders or directions relating to our Company with respect to the foregoing laws and regulations.

Recent Developments

On May 16, 2023, the Company entered into a Merger Agreement, by and among the Company, Merger Sub, and USMM, pursuant to which Merger Sub merged with and into USMM, with USMM surviving the Merger as the Company’s wholly-owned subsidiary. The Merger closed that same day (the “Closing”) and became effective upon the Company’s contemporaneous filing of Articles of Merger with the Secretary of State of Nevada.

Pursuant to the Merger, the holders of USMM’s common stock received one share of Common Stock for each share of USMM common stock they held. Doug Cole, as holder of all of the outstanding shares of preferred stock of USMM, received 100,000 shares of the Company’s Series A Super-Voting Preferred Stock in exchange for the 100,000 shares of USMM preferred stock he held prior to the Merger. As a result, Mr. Cole currently holds 66.36% of the voting power of the Company by virtue of his ownership of all of the Company’s outstanding Series A Super-Voting Preferred stock. Prior to the Merger, Ioanna Kallidou, the Company’s former Chief Executive Officer, held approximately 55.9% of the voting power of the Company.

In connection with the Agreement, (i) the articles of incorporation of the Company were amended to authorize 100,000 shares of the Series A Super-Voting Preferred Stock and to change the Company’s name from INKY, Inc. to M2i Global, Inc.; and (ii) a certificate of designation was filed with the Secretary of State of the State of Nevada to designate the terms of the Series A Super-Voting Preferred Stock. The holders of Series A Super-Voting Preferred Stock are entitled to 10,000 votes per share of Series A Super-Voting Preferred Stock.

Certain of the former stockholders of USMM are subject to lock-up agreements for the shares of Common Stock received from the Merger (the “Lock-Up Agreements”). The Lock-up Agreements prohibit such stockholders from offering, issuing, selling, contracting to sell, encumbering, granting any shares of the Common Stock or other securities convertible into or exercisable for Common Stock for a period of twelve (12) calendar months after the Closing (the “Lock-Up Period”). Additionally, during the period commencing on the Closing and continuing through the date that is twelve (12) calendar months after the Closing (the “Leak-Out Period”), neither the stockholders nor any of their Trading Affiliates (as defined below), collectively shall sell, directly, or indirectly more than 3% of shares of Common Stock held by such stockholder on any Trading Day (as defined below) during the Leak-Out Period (the “Leak-Out Period Shares”), and in no event shall the Leak-Out Period Shares exceed 5% of the trading volume of Common Stock, based on the thirty (30)-calendar-day average trading volume of the Company, as reported by Bloomberg. “Trading Affiliates” means any individual or entity acting on behalf of or pursuant to any understanding with the subscriber which has knowledge of the transactions contemplated hereby, and “Trading Day” shall mean a day on which trading in the shares of Common Stock generally occurs on a U.S. national or regional securities exchange on which the shares of Common Stock is listed.

The Lock-Up Agreements apply to approximately 43.96% of the shares of Common Stock of the Company.

Corporate Information

Our Common Stock is quoted on the OTCQB Market under the symbol “MTWO”.

Our principal executive offices are located at 885 Tahoe Blvd. Incline Village, NV 89451, and our telephone number is (775) 909-6000. Our main corporate website is located at https://www.m2icorp.com. The information on our website is not incorporated by reference into this prospectus.

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THE OFFERING

Issuer	M2i Global, Inc.

Securities Offered by the Selling Stockholders	456,961,668 shares of our Common Stock.

Trading Market	The Common Stock offered in this prospectus is quoted on the OTCQB Market under the symbol “MTWO”. In the future, we intend to seek to have our Common Stock listed on a national securities exchange but there can be no assurance that our application will be successful.

Common Stock Outstanding as of this Offering	661,585,702 shares

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the selling stockholders.

Plan of Distribution	The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. Registration of the Common Stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk Factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements,” beginning on page 18 of this prospectus, before making an investment decision. Our business, prospects, financial condition, and results of operations may be materially and adversely affected as a result of any of the following risks. The value of our securities could decline as a result of any of these risks. You could lose all or part of your investment in our securities. Some of the statements in “Risk Factors” are forward-looking statements. The following risk factors are not the only risk factors facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, prospects, financial condition, and results of operations and it is not possible to predict all risk factors, nor can we assess the impact of all factors on us or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Associated with Small Company Size and Liquidity Risks

As a start-up or development stage company, our business and prospects are difficult to evaluate because we have a very limited operating history and our business model is evolving, an investment in us is considered a high-risk investment whereby you could lose your entire investment.

We have recently commenced operations and, therefore, we are considered a “start-up” or “development stage” company. We will incur significant expenses in order to implement our business plan. As an investor, you should be aware of the difficulties, delays, and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated developmental, advertising, and marketing expenses. We cannot assure you that our proposed business plan will materialize or prove successful, or that we will ever be able to operate profitably. If we cannot operate profitably, you could lose your entire investment.

Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

We may incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. Our business is in an early development stage. There is no assurance that even if we successfully implement our business plan, that we will be able to curtail our losses. Further, as we are a development stage enterprise, we expect that net losses and the working capital deficiency will continue. If we incur additional significant operating losses, our stock price may decline, perhaps significantly.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited and if we are unable to secure such financing, our profitability may be adversely affected.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited as banks and other financial institutions may be reluctant to extend credit to businesses they perceive as lacking prolonged operating histories, an industry that may be politically undesirable, and limited information relating to revenues and costs upon which they can evaluate the merits and risks of any such credit extension. Our inability to secure bank credit facilities (or some other form of cash/liquid injection) may have an adverse effect on our results of operations. In the absence of such bank financing, our limited operating history and assets and the lag often existing between commencing business operations and profitability may force us to rely solely on business operation revenues in order to support our company, which revenues may not be sufficient to meet our operating and administrative expenses. If we do not have sufficient cash to meet our expenses, whether from revenues or bank credit, we may have to curtail or cease business operations.

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Holders of the Series A Super-Voting Preferred Stock will control the operations of the Company for the foreseeable future.

The holders of the Series A Super-Voting Preferred Stock will vote on Company matters on an “as-converted” basis of one vote of Series A Super-Voting Preferred Stock to 10,000 votes of Common Stock. As a result of this Series A Super-Voting Preferred stock ownership, the holders of the Series A Super-Voting Preferred Stock will continue to influence the vote on all matters submitted to a vote of our shareholders, including the election of directors, amendments to the certificate of incorporation and the by-laws, and the approval of significant corporate transactions.

We have never declared or paid a cash dividend on our common stock nor will we in the foreseeable future.

We presently intend to retain all earnings to implement our business plan; accordingly, we do not anticipate the declaration of any dividends for Common Stock in the foreseeable future. You will not receive dividend income from an investment in the shares and as a result, the purchase of the shares should only be made by an investor who does not expect a dividend return on the investment.

Accordingly, investors who anticipate the need for immediate income from their investments by way of cash dividends should refrain from purchasing any of our securities. As we do not intend to declare dividends in the future, you may never see a return on your investment, and you indeed may lose your entire investment.

If payment of dividends does occur at some point in the future, it would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any common stock dividends will be within the discretion of the Company’s board of directors (the “Board”).

We incur professional fees in connection with being a reporting company under the Securities Exchange Act of 1934, as amended and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

Our Company is subject to the reporting requirements of the 1934 Act and as such, we are required to file 10-Ks, 10-Qs and 8-Ks and other reports with the Securities and Exchange Commission. We will incur professional fees (i.e., attorney, auditors, and filing agents) in connection with the preparation and filing of such reports and we currently anticipate such costs to range from $25,000 to $50,000 per year. If we are unable to file such reports, we will be delinquent in our filings which could adversely affect the marketability of the Common Stock.

Complying with these statutes, regulations and requirements will occupy a significant amount of time for our Board and management and will significantly increase our costs and expenses. Furthermore, while we generally must comply with Section 404 of the Sarbanes-Oxley Act of 2002 for our fiscal years, we are not required to have our independent registered public accounting firm attest to the effectiveness of our internal controls until our first annual report subsequent to our ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act. Once it is required to do so, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, operated or reviewed. Compliance with these requirements may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

As a reporting company under the 1934 Act, we are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time, effort, and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting, and/ or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors, which could adversely affect our ability to comply with our periodic reporting obligations under the 1934 Act.

9

You may not be able to resell any shares you purchased.

Presently, there is an extremely limited trading market for our Common Stock. There is no assurance that any trading market will be present or expand. This means that it may be hard or impossible for you to find a willing buyer for your shares should you decide to sell them in the future.

Risks Associated with Our Business

We may not acquire market share or achieve profits due to competition in our industries.

We operate in a highly competitive marketplace with various competitors. Increased competition may result in reduced gross margins and/or loss of market share, either of which would seriously harm its business and results of operations. Management cannot be certain that the Company will be able to compete against current or future competitors or that competitive pressure will not seriously harm its business. Some of our competitors are much larger and have greater access to capital, sales, marketing and other resources. These competitors may be able to respond more rapidly to new regulations or devote greater resources to the development and promotion of their business model than the Company can. Furthermore, some of these competitors may make acquisitions or establish cooperative relationships among themselves or with third parties in the industry to increase their ability to rapidly gain market share.

Without additional financing to develop our business plan, our business may fail.

Because we have generated only minimal revenue from our business and cannot anticipate when we will be able to generate meaningful revenue from our business, we will need to raise additional funds to conduct and grow our business. We do not currently have sufficient financial resources to completely fund the development of our business plan. We anticipate that we will need to raise further financing. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing stockholders.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Our success is largely dependent on our ability to hire highly qualified personnel. This is particularly true in those parts of our business that are related to intellectual property generation or exploitation. These individuals are in high demand and we may not be able to attract the personnel we need. In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired. Failure to hire key personnel when needed, or on acceptable terms, would have a significant negative effect on our business and our operations.

Our accountant has indicated doubt about our ability to continue as a going concern.

We have suffered recurring losses from operations. The continuation of the Company as a going concern is dependent upon the Company attaining and maintaining profitable operations and/or raising additional capital. Our financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company discontinue operations. The recurring losses from operations and net capital deficiency raise substantial doubt about the Company’s ability to continue as a going concern.

A wide range of economic and logistical factors may negatively impact our operating results.

Our operating results will be affected by a wide variety of factors that could materially affect revenues and profitability, including the timing and cancellation of customer orders and projects, competitive pressures on pricing, availability of personnel, and market acceptance of our services. As a result, we may experience material fluctuations in future operating results on a quarterly and annual basis which could materially affect our business, financial condition and operating results.

10

We must obtain, maintain, and renew governmental permits and approvals to operate in the mineral and metals industry, which can be a costly and time-consuming process and result in restrictions.

Numerous governmental permits and approvals are required to operate in the mineral and metals industry. State and federal regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations.

The permitting rules, and the interpretations of these rules, are complex, change frequently, and are often subject to discretionary interpretations by regulators, all of which may make compliance more difficult or impractical, and which may possibly preclude the continuance of some of our business operations.

If we fail to effectively manage our growth, our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with our business plan, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully advance our operations. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

Because we have limited operating history and have not yet generated significant revenues or operating cash flows, you may have difficulty evaluating our ability to successfully implement our business strategy.

Because of our limited operating history, the operating performance of our properties and our business strategy have not yet been proven. As a result, our historical financial statements do not provide a meaningful basis to evaluate our operations or our ability to achieve our business strategy. Therefore, it may be difficult for you to evaluate our business and results of operations to date and assess our future prospects.

In addition, we may encounter risks and difficulties experienced by companies whose performance is dependent upon newly-constructed or newly-acquired assets, such as any one of our acquired business units failing to perform as expected, having higher than expected operating costs, having lower than expected customer revenues, or suffering equipment breakdown, failures or operational errors. We may be less successful in achieving a consistent operating level capable of generating cash flows from our operations as compared to a company whose major assets have had longer operating histories. In addition, we may be less equipped to identify and address operating risks and hazards in the conduct of our business than those companies whose major assets have had longer operating histories.

Risks associated with operational events in connection with our activities globally, resulting in significant adverse impacts on our people, communities, the environment or our business.

We engage in activities that have the potential to cause harm to our people and assets, communities, other stockholders and/or the environment, including serious injuries, illness and fatalities, loss of infrastructure, amenities and livelihood, and damage to sites of cultural significance. An operational event at our operations or through our value chain could also cause damage or disruptions to our assets and operations, impact our financial performance, result in litigation or class actions and cause long-term damage to our license to operate and reputation. The potential physical impacts of climate change could increase the likelihood and/or severity of risks associated with operational events. Impacts of operational events may also be amplified if we fail to respond in a way that is consistent with our corporate values and stockholder expectations.

We will likely depend on a limited number of customers for a significant portion of our revenues.

We will likely depend on a limited number of customers for a significant portion of our revenues. The failure to obtain additional customers or the loss of all or a portion of the revenues attributable to any customer as a result of competition, creditworthiness, inability to negotiate extensions or replacement of contracts or otherwise, could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

11

To maintain and grow our business, we will be required to make substantial capital expenditures. If we are unable to obtain needed capital or financing on satisfactory terms, we may have to curtail our operations and delay our construction and growth plans, which may materially adversely affect our business, financial condition, results of operations, and cash flows.

In order to maintain and grow our business, we will need to make substantial capital expenditures associated with operations and facilities, which have not yet been constructed. Constructing, maintaining and expanding infrastructure, is capital intensive. We must continue to invest capital to maintain or to increase our production and to develop any future acquired properties. Decisions to increase our production levels could also affect our capital needs. We cannot assure you that we will be able to maintain our production levels or generate sufficient cash flow, or that we will have access to sufficient financing to continue our production, permitting and development activities, and we may be required to defer all or a portion of our capital expenditures.

A deterioration of economic conditions in our prospective customers’ industries could cause a decline in demand for our services impacting, among other things, our ability to obtain capital. Renewed or continued weakness in the economic conditions of any of the industries served by prospective customers could have a material adverse effect on our business, financial condition, results of operations, and cash flows, including, for example:

● the tightening of credit or lack of credit availability to prospective customers could adversely affect our ability to collect our trade receivables; and

● our ability to access the capital markets may be restricted at a time when we intend to raise capital for our business, including for capital improvements.

The business of the other parties to our strategic alliances may involve many hazards and operating risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could adversely affect our business, results of operations, financial condition, and cash flows.

The mining companies that we enter into strategic alliances with are subject to many hazards and operating risks. Although our operating partners maintain insurance coverage customary to the industry, it is possible that the many hazards and operating risks could result in our inability to satisfy contractual obligations. This could result in prospective customers initiating claims against us. The operating risks that may have a significant impact on our future operations include:

● environmental hazards;

● mining and processing equipment failures and unexpected maintenance problems;

● inclement or hazardous weather conditions and natural disasters or other force majeure events;

● seismic activities, ground failures, rock bursts or structural cave-ins or slides;

● delays in moving our mining equipment;

● railroad delays or derailments;

● security breaches or terroristic acts; and

● other hazards or occurrences that could also result in personal injury and loss of life, pollution and suspension of operations.

Any of these risks could adversely affect our ability to conduct operations with the other parties to our strategic alliances or result in substantial loss to us or such partners as a result of claims for:

● personal injury or loss of life;

● damage to and destruction of property, natural resources and equipment;

● pollution, contamination and other environmental damage to our properties or the properties of others;

● potential legal liability and monetary losses;

● regulatory investigations, actions and penalties;

● suspension of our operations; and

● repair and remediation costs.

Although we maintain insurance for a number of risks and hazards, we may not be insured or fully insured against the losses or liabilities that could arise from a significant accident in our future operations. We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution, contamination and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations, cash flows and ability to pay future dividends to our common stockholders.

12

We may be unsuccessful in integrating the operations of any future acquisitions, including acquisitions involving new lines of business, with our existing operations, and in realizing all or any part of the anticipated benefits of any such acquisitions.

From time to time, we may evaluate and acquire assets and businesses that we believe complement our existing assets and business. The assets and businesses we acquire may be dissimilar from our initial lines of business. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. Our capitalization and results of operations may change significantly as a result of future acquisitions. We may also add new lines of business to our existing operations. Acquisitions and business expansions involve numerous risks, including the following:

● difficulties in the integration of the assets and operations of the acquired businesses or lines of business;

● inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas;

● the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk; and

● the diversion of management’s attention from other operations.

Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar and may lead to increased litigation and regulatory risk. Also, following an acquisition, we may discover previously unknown liabilities associated with the acquired business or assets for which we have no recourse under applicable indemnification provisions. If an acquired business or new line of business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our results of operations may be materially adversely affected.

If we do not make sufficient or effective capital expenditures, we will be unable to develop and grow our business. To fund our projected capital expenditures, we will be required to use cash from our operations, incur debt or issue additional Common Stock or other equity securities. Using cash from our operations will reduce cash available for maintaining or increasing our operating activities. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our future debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control.

In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant stockholder dilution.

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

Our future level of debt could have important consequences to us, including the following:

● our ability to obtain additional financing, if necessary, for working capital, capital expenditures or other purposes may be impaired, or such financing may not be available on favorable terms;

● our funds available for operations and future business opportunities will be reduced by that portion of our cash flow required to make interest payments on our debt;

● we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

● our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service any future debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

13

Terrorist attacks or cyber-incidents could result in information theft, data corruption, operational disruption and/or financial loss.

Like most companies, we have become increasingly dependent upon digital technologies, including information systems, infrastructure and cloud applications and services, to operate our businesses, to process and record financial and operating data, communicate with our business partners, as well as other activities related to our businesses. Strategic targets, such as energy-related assets, may be at greater risk of future terrorist or cyber-attacks than other targets in the United States. Deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties, or cloud-based applications could lead to corruption or loss of our proprietary data and potentially sensitive data, delays in production or delivery, difficulty in completing and settling transactions, challenges in maintaining our books and records, environmental damage, communication interruptions, other operational disruptions and third-party liability. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Further, as cyber incidents continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents.

We may face restricted access to international markets in the future.

Access to international markets may be subject to ongoing interruptions and trade barriers due to policies and tariffs of individual countries, and the actions of certain interest groups to restrict the import or export of certain commodities. Although there are currently no significant trade barriers existing or impending of which we are aware that do, or could, materially affect our access to certain markets, there can be no assurance that our access to these markets will not be restricted in the future.

Risks associated with market concentration and our ability to sell and deliver products into existing and future key markets, impacting our economic efficiency.

We rely on the sale and delivery of the commodities we produce to customers around the world. Changes to laws, international trade arrangements, contractual terms or other requirements and/or geopolitical developments could result in physical, logistical or other disruptions to our operations in, or the sale or delivery of our commodities to, key markets. These disruptions could affect sales volumes or prices obtained for our products, adversely impacting our financial performance, results of operations and growth prospects.

The availability and reliability of transportation facilities and fluctuations in transportation costs could affect the demand for our products.

Transportation logistics will play an important role in allowing us to supply our partners’ products to prospective customers. Any significant delays, interruptions or other limitations on the ability to transport their products could negatively affect our operations. Delays and interruptions of rail services because of accidents, failure to complete construction of rail infrastructure, infrastructure damage, lack of rail or port capacity, weather-related problems, governmental regulation, terrorism, strikes, lock-outs, third-party actions or other events could impair our ability to supply our future partners’ products to customers and adversely affect our profitability. In addition, transportation costs represent a significant portion of the delivered cost of minerals and, as a result, the cost of delivery is a critical factor in a customer’s purchasing decision. Increases in transportation costs, and fluctuations in the price of locomotive diesel fuel and demurrage, could make our partners’ products less competitive, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows to our stockholders.

Risks Related to Environmental, Health, Safety and Other Regulations

The operations of our strategic alliance counterparts may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could expose us to significant costs and liabilities.

The operations of our strategic alliance counterparts currently use hazardous materials and generate limited quantities of hazardous wastes from time to time. Drainage flowing from or caused by mining activities can be acidic with elevated levels of dissolved metals, a condition referred to as “acid mine drainage,” or may include other pollutants requiring treatment. We could become subject to claims for toxic torts, natural resource damages and other damages as well as for the investigation and clean-up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of conditions at sites that counterparts to our strategic alliances operate, as well as at sites that they previously owned or operated, or may acquire. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or for the entire share.

14

Environmental activism and initiatives aimed at limiting climate change and a reduction of air pollutants could interfere with our business activities, operations and ability to access capital sources.

Participants in the mining industry are frequently targeted by environmental activist groups that openly attempt to disrupt the industry. It is possible that our strategic alliance counterparts may be the target of such activism in the future, including when we attempt to grow our business through acquisitions, when our strategic alliance counterparts commence new mining operations or register our securities with the SEC. If that were to happen, our ability to operate our business or raise capital could be materially and adversely impacted.

Our future strategic alliance counterparts’ mines are subject to stringent foreign, federal and state safety regulations that increase their cost of doing business at active operations and may place restrictions on theirs or our methods of operation. Any change to government regulation/administrative practices may have a negative impact on our ability to operate and our profitability. In addition, government inspectors in certain circumstances may have the ability to order the mining operations of our strategic alliance counterparts to be shut down based on safety considerations.

Federal, state, local and foreign mining regulations are routinely expanded, changed, applied or interpreted in manners which could fundamentally alter the ability of our Company to carry on our business, by raising compliance costs and increasing potential liability. This and other future mine safety rules could potentially result in or require significant expenditures by our strategic alliance counterparts, as well as additional safety training and planning, enhanced safety equipment, more frequent mine inspections, stricter enforcement practices and enhanced reporting requirements. At this time, it is not possible to predict the full effect that current, new or proposed statutes, regulations and policies will have on the operating costs of our strategic alliance counterparts, but any expansion of existing regulations, or making such regulations more stringent may inadvertently have a negative impact on the profitability of our operations.

Our business model may result in various legal proceedings, which may have an adverse effect on our business.

Due to the nature of our business, at times we may be involved in legal proceedings incidental to our normal business activities. We will not be able to predict the outcome, and there is always the potential that the costs of litigation in an individual matter or the aggregation of many matters could have an adverse effect on our cash flows, results of operations or financial position.

A resurgence of COVID-19 or a new pandemic may have a negative impact on our business.

A resurgence of COVID-19 or a new pandemic could present a significant and unforecastable risk to the Company and our business plan. Any restrictions on national and international travel, required closures, travel and import/export restrictions, and sipping impacts may make made it increasingly difficult to carry out normal business activities related to corporate finance efforts, the pursuit of new customers for the Company’s products and services and curtailment of delivery of commodities to customers. As a result, a resurgence of the COVID-19 pandemic or a new pandemic will almost certainly increase risks of lower revenues and higher losses for the Company.

Risks Related to this Offering and Our Common Stock

Trading on the OTCQB Market may be volatile and sporadic, which could depress the market price of our Common Stock and make it difficult for our stockholders to resell their shares.

Our Common Stock is quoted on the OTCQB Market operated by OTC Markets Group Inc. Trading in stock quoted on the OTCQB Market is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our Common Stock for reasons unrelated to operating performance. Moreover, the OTCQB Market is not a stock exchange, and trading of securities on the OTCQB Market is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like Amex. Accordingly, shareholders may have difficulty reselling any of the shares.

15

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our Common Stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because we can issue additional shares, purchasers of our shares may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 1,000,100,000 shares, consisting of 1,000,000,000 shares of Common Stock, and 100,000 shares of Series A Super-Voting Preferred Stock. The Board has the authority to approve additional share issuances, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, our stockholders may experience more dilution in their ownership of the Company in the future.

An active, liquid and orderly trading market for our common stock may not develop or be maintained, and our stock price may be volatile and/or decrease substantially as a result of the sale of the shares.

Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Common Stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Common Stock, you could lose a substantial part or all of your investment in our Common Stock.

The following factors could affect our stock price:

●	our operating and financial performance;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our Common Stock;

●	sales of our Common Stock by us or underwriters or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our stockholders;

●	general market conditions, including fluctuations in commodity prices;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks described under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our Common Stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

16

The Series A Super-Voting Preferred stockholders will have the ability to direct the voting of a majority of the voting power of our Common Stock, and their interests may conflict with those of our other stockholders.

The Series A Super-Voting Preferred stockholders will hold a voting control equivalent to approximately 66.36% of our Common Stock, making us a controlled company since the Series A Super-Voting Preferred stockholder will continue to own a majority of the voting power of shares eligible to vote in the election of our directors.

As a result, the Series A Super-Voting Preferred stockholders will be able to control matters requiring stockholder approval, including the election of directors, changes to our organizational documents and significant corporate transactions. This concentration of ownership makes it unlikely that any other holder or group of holders of our Common Stock will be able to affect the way we are managed or the direction of our business. The interests of the Series A Super-Voting Preferred stockholders with respect to matters potentially or actually involving or affecting us, such as future acquisitions, financings and other corporate opportunities and attempts to acquire us, may conflict with the interests of our other stockholders. The Series A Super-Voting Preferred stockholders’ concentration of voting control may also adversely affect the trading price of our Common Stock to the extent investors perceive a disadvantage in owning stock of a company with significant stockholders.

We may issue preferred stock whose terms could adversely affect the voting power or value of our Common Stock.

Our amended and restated certificate of incorporation will authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our Common Stock respecting dividends and distributions, as our Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Common Stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the Common Stock.

We are an “emerging growth company” under the federal securities laws and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and we may take advantage of certain exemptions from various reporting requirements that are not applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

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If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our Common Stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our Common Stock or if our operating results do not meet their expectations, our stock price could decline.

Investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

Our articles of incorporation authorize the issuance of 1,000,100,000 shares of capital stock, consisting of 1,000,000,000 shares of Common Stock, and 100,000 shares of Series A Super-Voting Preferred stock, both with a par value of $0.001. If we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in our Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in our control.

There is not an active liquid trading market for the Company’s common stock.

The Company’s common stock is quoted on the OTCQB Market under the symbol “MTWO”. However, there has been minimal reported trading to date in the Company’s common stock, and we cannot give an assurance that an active trading market will develop. As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price, our securities. This severely limits the liquidity of the Common Stock and may adversely affect the market price of our Common Stock. A limited market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or assets by using Common Stock as consideration.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the section regarding Management’s Discussion and Analysis of Financial Condition and Results of Operations) and any prospectus supplement contains forward-looking statements, about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. In addition, from time to time, our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should” or “anticipate” or their negatives or other variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical or current matters. These forward-looking statements may be included in, but are not limited to, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below.

This prospectus identifies important factors which could cause our actual results to differ materially from those indicated by the forward-looking statements, particularly those set forth under the heading “Risk Factors,” beginning on page 8 of this prospectus. The risk factors included in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our Common Stock being offered for sale by the selling stockholders. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the applicable selling stockholders.

MARKET PRICE AND DIVIDENDS

Market Price for our Common Stock

Our Common Stock began trading on the OTC Pink Market under the symbol “INKI”, and subsequently uplisted to the OTCQB Market on April 30, 2024. On June 8, 2023, our stock symbol changed to “MTWO”. You should be aware that over-the-counter market quotations may reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The high and low bid quotations for our shares of our Common Stock for the quarterly periods our stock traded within the two most recent fiscal years and the fiscal quarters of our current fiscal year are (prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions):

	High	Low
Fiscal 2021
Quarter ended September 30, 2021	$0.04	$0.04
Quarter ended December 31, 2021	$0.04	$0.04
Fiscal 2022
Quarter ended March 31, 2022	$1.10	$0.04
Quarter ended June 30, 2022	$1.10	$1.10
Quarter ended September 30, 2022	$1.10	$1.10
Quarter ended December 31, 2022	$1.10	$1.10
Fiscal 2023
Quarter ended March 31, 2023	$1.10	$1.10
Quarter ended June 30, 2023	$1.10	$1.10
Quarter ended September 30, 2023	$1.10	$1.10

Holders

As of June 9, 2025, there were approximately 184 stockholders of record holding 661,585,702 shares of our Common Stock. This number does not include an indeterminate number of stockholders whose shares are held by brokers in street name. The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. Additionally, there are no redemption or sinking fund provisions applicable to our Common Stock.

Dividend Policy

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We presently intend to retain all earnings to implement our business plan. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board deems relevant. Our ability to pay cash dividends is subject to limitations imposed by state law.

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OUR BUSINESS

Our Vision

Our vision is to secure reliable access to critical minerals and metals for the U.S., its allies, and partners. We expect to accomplish this by developing a world-class portfolio of critical minerals and materials projects. The diversity of our portfolio will provide an integrated solution to the challenges facing the critical minerals and materials industry in the U.S.

Critical Minerals Underpin U.S. Economic Security and National Defense

The U.S. relies on critical minerals flow for its National Defense and Economic Security. The defense of our nation is contingent on the ability to manufacture the elements that collectively represent our national military power. Equally important is the critical mineral flow that fuels our nation’s economy, providing the elementary materials that support all technology innovation, manufacturing, and energy sectors, to name only a few.

The U.S. is dependent on foreign sources for almost all of the critical minerals that serve as the foundational building blocks for the industries that underpin our nation’s defense as well as those that are serving as the primary engine for our economic strength and growth.

These sectors are rapidly exposing vulnerabilities in the current supply chain. Our strategic focus is on securing a reliable supply of critical minerals essential for national defense, economic stability, advanced manufacturing, and energy infrastructure. Recent examples of these vulnerabilities are China’s announcements to ban export of important, dual use minerals, such as the announcement in December 2024 banning antimony, tungsten, and tantalum, as well as additional bans affecting tungsten and indium in February of 2025.

In the U.S., the Secretary of Interior pursuant to authority under the Energy Act of 2020, acting through the director of the U.S. Geological Survey, determines the list of critical minerals and materials. The final 2022 list of critical minerals includes the following 50 minerals: Aluminum, antimony, arsenic, barite, beryllium, bismuth, cerium, cesium, chromium, cobalt, dysprosium, erbium, europium, fluorspar, gadolinium, gallium, germanium, graphite, hafnium, holmium, indium, iridium, lanthanum, lithium, lutetium, magnesium, manganese, neodymium, nickel, niobium, palladium, platinum, praseodymium, rhodium, rubidium, ruthenium, samarium, scandium, tantalum, tellurium, terbium, thulium, tin, titanium, tungsten, vanadium, ytterbium, yttrium, zinc, and zirconium.

The Energy Act of 2020 also requires the Secretary of Energy, acting through the Undersecretary for Science and Innovation, in conjunction with other departments, to determine the Critical Materials List. The Final 2023 Critical Materials list has 18, of which only four do not appear on the Critical Minerals List. The full list of critical materials includes aluminum, cobalt, copper*, dysprosium, electrical steel* (grain-oriented electrical steel, non-grain-oriented electrical steel, and amorphous steel), fluorine, gallium, iridium, lithium, magnesium, natural graphite, neodymium, nickel, platinum, praseodymium, terbium, silicon*, and silicon carbide* (asterisked materials are unique to the critical materials list).

The vital market for critical minerals and metals is the enabling component of the vital transition of the energy market. The infrastructure requirement for clean energy is dependent on the availability of the raw materials that these minerals represent.

The ability to generate, transmit, distribute, and store energy is at the center of all U.S. industrial capacity. Key examples that highlight the growing importance that critical minerals play in the increasing demand for energy are renewable energy generation, electric vehicle (EV) market growth, Artificial Intelligence (AI), data center expansion, cryptocurrency mining, among many other existing and developing industries.

Nickel, lithium, cobalt, and graphite are used in batteries. Rare-earth minerals such as neodymium and samarium are essential to the magnets of wind turbines and electric motors. supported by copper, nickel, and rare earths are also required for the robust energy infrastructure, power distribution, and thermal management demanded by the increasing demand for energy. Additional essential minerals like aluminum and neodymium are critical for transmission lines, transformers, and high-efficiency motors. An unstable supply of these minerals threatens the ability to meet the continued growth of demand for energy.

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The chart in figure 1 depicts the projected growth of the demand for specific minerals that provide the base material for the manufacturing of electrical vehicle and energy storage batteries. The growth rate for projected demand in 2050 is presented using 2020 as the base of comparison (Source: https://www.iea.org/reports/the-role-of-critical-minerals-in-clean-energy-transitions; The Role of Critical Minerals in Clean Energy Transitions”).

Figure 1: Energy Storage Minerals

Many of these critical minerals are mined and processed in a small number of countries, as illustrated in the chart in Figure 2 (Source: “The global fight for critical minerals is costly and damaging,” Nature, July 19, 2023).

Figure 2: Sources of Minerals

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The current dependence on foreign sources for critical materials supply flow and minerals processing must be addressed in the short and mid-term to create a stable supply chain of these materials to support both the national and economic security of the U.S. The table (Figure 3) depicts the current level of foreign sources for critical minerals by industry (Source: U.S. Department of the Interior U.S. Geological Survey, MINERAL COMMODITY SUMMARIES 2023).

Figure 3: Critical Minerals List Associated with Key Industries

Our Organizational Chart

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M2i’s structure will be built upon three separate business units with standalone P&Ls to carry on the Company’s objectives. Each P&L, led by a vice president, will work with a management team focused on implementing and building each business line and contribute respectively to the overall organization. The vice presidents will report to the president/chief executive officer of the Company. M2i will establish a finance department, staffed by a Director of Finance and Controller to ensure the effective and efficient management of funds, and to implement appropriate accounting controls.

M2i Mining, Processing, & Refining

The primary business purpose of M2i MPR is to develop and supply the U.S. sanctioned value chain of critical metals needed by the U.S. and its free trade partners. M2i MPR will supply the 50 critical minerals, including the rare earth elements (“REE”) as defined by the U.S. Geologic Survey in 2022, as well as the 18 critical materials defined by the U.S. Department of Energy in 2023. These minerals will be sourced globally from mines adhering to ethical and sustainable extraction principles and guidelines.

Strategic Alliances

The Company’s focus is to enter strategic alliances (“SAs”) to further its business objectives; namely through multiple mechanisms including asset acquisition and independent supply contracts. The SAs will likely be with companies that can expand our capability to extract minerals from existing mines, assist in implementing new mining projects, and develop and place into production new technologies and processes in extracting and processing minerals. Our efforts, and particularly our SAs will be focused on delivering guaranteed access to critical minerals and metals for national defense and economic security.

Currently, we have entered into a strategic alliance (SA) with Reforme Group (“Reforme”), an Australian mining and recycling company (the “SA Agreement”) wherein Reforme and M2i will create an Australian proprietary limited company (“M2iAust”) to source and trade critical metals and strategic minerals. It is currently anticipated that M2i and Reforme Group will each be equal shareholders in M2iAust. It is currently anticipated that the SA Agreement will enable us to capitalize on Reforme’s expertise in critical minerals. Reforme is an innovative Australian mining services, infrastructure, recycling, and renewables company with specialized expertise in the development of green and brown field mining projects with the demonstrated capability in end-to-end management of mine operations, processing, logistics and off-take negotiations.

The SA will play a pivotal role in advancing the critical minerals supply chain and contributing to the global energy transformation. We expect that the SA will extract critical minerals from existing brownfield mines’ tailings utilizing a novel extraction technology and process developed by Reforme. Reforme’s technology includes mine remediation methods to return the site to a state that would satisfy government and community concerns. It is anticipated that Reforme will grant M2iAust a right of first refusal to enter into offtake agreements with Reforme or its related corporate bodies for any critical metals and strategic minerals extracted from mining tenements owned or controlled by Reforme. M2i will support the development of strategic resources by Reforme. Together, the companies will refer any third party off take opportunities in the Asia Pacific region for strategic resources to M2iAust. M2iAust will negotiate offtake agreements to secure offtake from Reforme and third parties for offtake which will be sold to M2i in subsequent offtake agreements. The SA has a term of 5 years unless agreed otherwise. By leveraging their combined expertise and resources, the partners intend to establish a more sustainable and efficient critical minerals ecosystem that fully aligns with the objectives outlined in the United States-Australian Climate, Critical Minerals, and Clean Energy Transformation Compact.

The Company’s subsidiary, U.S. Minerals and Metals Corp.,(“USMM”) has assigned its two contracts with Lyons Capital, LLC to the parent Company, M2i Global, Inc. On February 23, 2023, USMM, and Lyons Capital, LLC (“Lyons”) entered into a business development agreement wherein Lyons agreed to act as Senior Strategic and Business Development Advisor to USMM for a term of 10 years (the “BDA”). Lyons received, on January 2, 2024, and on the first business day of each year thereafter 10,000,000 shares of USMM’s common stock in exchange for a purchase price of $1,000 per year. The BDA may be terminated by either party for any reason effective upon the first business day of the calendar year following the termination notice provided at least 30 days in advance.

Lyons and USMM also entered into the Wall Street Conference Business Development Agreement on February 23, 2023 (the “WSCA”), which was also assigned to the parent Company, M2i Global, Inc. In the WSCA, Lyons agreed, for a term of 5 years, to provide USMM with a yearly event sponsorship, including a speaking slot at the Wall Street Conference organized by Lyons, and introductions to, among others, personnel for business development opportunities. In exchange, Lyons will receive $2,000,000 per year in either cash or shares of USMM.’s common stock (if elected, the issuance of shares will be issued at a purchase price of $200 per year).

Pursuant to the Agreement and Plan of Merger, dated as of May 12, 2023, and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp., which is annexed hereto as exhibit 2.01 below, at the time of consummation of the merger, all shares of USMM were simultaneously converted into shares of M2i Global, Inc.’s common stock, and thus, any shares issued by USMM pursuant to the BDA or WSCA, as referenced above are now issued from M2i Global, Inc.

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M2i Scrap & Recycling

M2i has identified an opportunity to establish a source of critical minerals from scrap and recycling of metals currently reaching their end of life in their current use. Small and medium sized scrap metal recycling yards present an opportunity as many are family owned, with a good solid business, but are reaching the end of their succession plan and will need to close or sell. The scrap and recycling businesses we are considering provide low risk with good cash flow. The S&R Division acquisitions are an early emphasis for M2i and will generate steady revenue and profit.

Critical metals are of vital importance for the defense sector across the air, sea, and land domains. For instance, tantalum is needed in warheads, and high-performing alloys used in fuselages of combat aircraft require niobium, vanadium, and molybdenum.

We see an opportunity to establish a closed-loop, transparent program for capturing and returning critical metals and minerals in the defense industrial supply chain. This program would encompass both new production and end-of-life systems, ensuring that these valuable resources are reused domestically rather than relying on foreign sources.

The defense supply chain presents a significant volume of critical metals that can be effectively recycled and reused. By tapping into this resource and establishing M2i as an efficient supplier of this service, we can capture a considerable market share. This opportunity arises from the fact that no recycling company, to our knowledge, has successfully accomplished this on a large scale thus far.

M2i Government and Defense Industrial Base

M2i Government and Defense Industrial Base (“DIB”) is the business unit established with the goals of aligning U.S. policy in terms of industry requirements and national interests. The cornerstone of the value proposition of M2i DIB is the creation and management of the Strategic Minerals Reserve (“SMR”) in collaboration with the federal government to enable an uninterrupted supply of the most critical minerals and metals to mitigate the current and future vulnerabilities of this vital supply chain. We expect the SMR to augment or enhance the National Defense Stockpile.

M2i DIB will focus on two key efforts, the implementation of the SMR and the ongoing liaison with the government at the federal, state, and local levels. Critical to the success of the SMR will be the continuing dialogue with key congressional members. We have established congressional support in Nevada and are working to receive both an authorization in the annual National Defense Authorization Act as well as an appropriation of funding to enable the implementation of the M2i. DIB also aims to establish a collaboration with Hawthorne Army Depot, located in Hawthorne, Nevada, to obtain storage and administrative space to conduct a pilot demonstration.

The ongoing liaison with selected members of the congressional contingent from Nevada will act to ensure that the SMR pilot retains the focus of each respective office. We expect that the conclusion of a successful pilot will lead to the establishment of the second phase of the SMR, which is to build out the SMR to multiple locations, and to stockpile critical minerals that would extend supply beyond the DOD industry to private sector industry organizations in the event of a disruption to the flow of critical minerals.

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Human Capital

Recruiting the right people will be critical to our success. We believe that the team of officers, directors and advisors that we have already assembled will provide a strong foundation for developing our business.

Financing Sources

We estimate that our first two years of operation will require $20-30 million. Our aim is to augment the capital raised with obtaining government funding to meet this need.

Competition

The Company, upon achieving its business objectives, believes it will be one of the only companies that operates across the full spectrum of the mineral and metals industry.

The rare earths mining and processing markets are capital intensive and competitive. Outside of the six (6) major rare earth producers in China, and those consolidated under their production quotas-there are only two other producers operating at scale, MP Materials and Lynas, which processes its rare earth materials in Malaysia. The Company’s competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and possibly expand their facilities.

It is possible that when the Company achieves its anticipated production rates and other planned products, the increased competition could lead competitors to engage in predatory pricing behavior. Any increase in the amount of rare earth products exported from other nations, and increased competition, whether legal or illegal, may result in price reductions, reduced margins and loss of potential market share, any of which could materially and adversely affect our profitability.

Additionally, our potential Chinese competitors have historically been able to produce at relatively low costs due to domestic economic and regulatory factors, including less stringent environmental regulations. If we are not able to achieve the projected costs of production, then any strategic advantages that our competitors may have over us, such as lower labor and production costs, could have a material adverse effect on our business. As a result of these factors, we may not be able to compete effectively against current and future competitors.

Many of the Company’s competitors, as well as potential competitors, possess substantially greater financial, marketing, personnel and other resources than the Company. The Company’s competitors and potential competitors include far larger, more established companies that have access to capital markets, and to other funding sources that may be unavailable to the Company. There can be no guarantee that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results, and financial condition.

Compliance with Government Regulation

Mining operations and exploration activities are subject to various national, state, and local laws and regulations in United States, as well as other jurisdictions, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.

We believe that we are and will continue to be compliant in all material respects with applicable statutes and the regulations passed in the United States. There are no current orders or directions relating to our Company with respect to the foregoing laws and regulations.

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DESCRIPTION OF PROPERTY

Our principal executive offices are located at 885 Tahoe Blvd. Incline Village, NV 89451. The Company does not own any property or hold any leases.

LEGAL PROCEEDINGS

We know of no other material, existing or pending legal proceedings against our Company, nor are we involved as a plaintiff in any other material proceeding or pending litigation. There are no other proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information with respect to the individuals who are our directors and executive officers.

Douglas Cole

Douglas Cole, age 69, is Executive Chairman and Chief Financial Officer of M2i Global, Inc. Mr. Cole brings over 39 years of experience in sales, marketing, and leadership roles, having run over 8 companies, both public and private. He has focused all his time on global development of startup companies and turnarounds. He has been involved with raising millions of dollars for his companies and numerous M&A work. As a private and public chairman, CEO, and board member, he has expanded every company he has been involved with, leveraging relationships globally. He has spoken at many major industry conferences throughout his career.

Prior to M2i, Mr. Cole was Chairman and CEO of American Battery Metals Corporation (ABML) from 2017 to 2021, where he orchestrated a successful turnaround that resulted in a high of a $2 billion market capitalization. Mr. Cole led the transition from a lithium exploration and development company to a lithium asset and lithium-ion battery metal recycling company and left the company in August of 2021. He was a Partner overseeing all ongoing deal activities with Objective Equity LLC from 2005 through 2016, a boutique investment bank focused on the high technology, data analytics and the mining sector.

Since 1977, Mr. Cole has held various executive roles, including Chairman, Executive Vice Chairman, Chief Executive Officer and President of multiple public corporations. From May 2000 to September 2005, he was also the Director of Lair of the Bear, The University of California Family Camp located in Pinecrest, California. During the period between 1991 and 1996 he was the CEO of HealthSoft and he also founded and operated Great Bear Technology, which acquired Sony Image Soft and Starpress, then went public and eventually sold to Graphix Zone. In 1995, Mr. Cole was honored by New Enterprise Associates, a leading venture capital firm, as CEO of the year.

Since 1982 he has been very active with the University of California, Berkeley where he mentors early-stage technology companies. Mr. Cole has extensive experience in global M&A and global distributions. He obtained his BA in Social Sciences from UC Berkeley in 1978.

Alberto Rosende

Major General (Ret) Alberto “Al” Rosende, age 62, is President & CEO of M2i Global Inc. Mr. Rosende has over 37 years of command and operational experience in the Army. In his private sector career, Al spent 28 years in the global payments industry, where he worked for two of the largest global payment brands in a variety of responsibilities, providing operational and risk management consulting services to client banks and payment processors operating in the Latin America and Caribbean Region.

Mr. Rosende joined M2i in March of 2023 where he previously led M2i’s business operations and integration efforts, focused on ensuring efficient operations across M2i’s business units, as well as driving the effective and timely integration of new entities and technologies, focusing on realizing planned revenue and operational contributions to M2i, in order to optimize M2i’s growing economies of scale. A major component of Mr. Rosende’s previous responsibilities was leading the Government & Defense Industrial Base effort, where he endeavored to strengthen our relationships with federal, state, and local governmental entities, agencies and departments to develop Public Private Partnerships (P3). Special focus continues to be the creation of a national Strategic Mineral Reserve similar in scope and operation to the federal government’s Strategic Petroleum Reserve.

Mr. Rosende retired from the U.S. Army in December of 2021 with over 37 years of service, after spending the last four plus years serving in a full-time capacity. After transitioning from the Army, he returned to work in the payments industry as a consultant, serving as President of Emerg-Int Group, which he founded in 2016. He served as Head of Cards & Payments for Hi Americas during the period of March to July 2022, an early wage access start-up firm and subsidiary of Hi-UK. Al also provided consulting services to Axyde Analytics, responsible for customer support for key clients during the period of August 2022 thru February 2023. Since January 2023, Al has served as a Senior Instructor for the Next Leadership Academy (since January 2023).

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Mr. Rosende holds a BS in Business Administration from Nova Southeastern University, an MS in National Resource Strategy from the Eisenhower School of National Security and Resource Strategy of the National Defense University, and an MA from The George Washington University in Education and Human Development.

Douglas MacLellan

Douglas MacLellan, age 69, has provided management advice and counsel on: strategic planning, operational activities, corporate finance, economic policy, asset allocation and mergers & acquisitions throughout his professional career as a senior international business executive and as a member of the board of directors of numerous companies. He has helped raise over US$1 billion for development stage, start-up and mid-cap companies. In regard to U.S. publicly listed companies experience, Mr. MacLellan has over 25 years of public company board experience and 17 years of active audit committee chair experience that includes managing through difficult investigative matters. Mr. MacLellan is also a regular speaker at industry conferences and has been interviewed on various syndicated radio and television news programs in regard to his insights related to China business, selected industries and economic forecasts. MacLellan is also a co-founder of a NASDAQ listed green battery metals miner and recycler company.

Mr. MacLellan holds over 30 years of senior level international executive business experience primarily in the natural resources, pharmaceuticals, telecoms, software, consumer products and IT industries as well as in capital formation and capital markets for new and emerging technologies and companies. MacLellan has been a catalyst for the development and financing of global businesses in the United States and in the countries of: Bulgaria, Cambodia, Canada, Chile, China, Hungary, India, Korea, Madagascar, Vietnam and Russia. MacLellan’s career has had a contemporary focus on the mining, recycling and securitization of strategic materials and critical elements.

Mr. MacLellan’s board experience includes serving as an independent director and Chairman of the Compensation Committee of American Battery Technology Company (NASDAQ: ABAT) from October 2017 to February 2022. MacLellan also served as an independent director and Chairman of the Audit Committee of ChinaNet Online Holdings, Inc. (NASDAQ: CNET) a media development, advertising and communications company from November 2009 to December 2017. Mr. MacLellan also held various Board positions and was Chairman and chief executive officer at Radient Pharmaceuticals Corporation (OTCQB: RXPC), a vertically integrated specialty pharmaceutical company from September 1992 through April 2014.

Mr. MacLellan served as President and Chief Executive Officer for the MacLellan Group, an international financial advisory firm from March 1992 through January 2016. From August 2005 to May 2009, MacLellan was a co-founder and vice chairman at Ocean Smart, Inc., a Canadian based aquaculture company. From February 2002 to September 2006, Mr. MacLellan served as chairman and cofounder at Broadband Access MarketSpace, Ltd., a China based IT advisory firm, and was also a co-founder at Datalex Corp., a software and IT company specializing in mainframe applications, from February 1997 to May 2002. Mr. MacLellan was educated at the University of Southern California with a degree in economics and international relations.

Anthony Short

Anthony Short, 65, is an experienced public company director with over 30 years in the hard rock mining and oil and gas sectors, both internationally and within Australia. Mr. Short has a demonstrated history of working in the venture capital and private equity industries and has sound experience in corporate governance in both the public and private sectors. Mr. Short is skilled in investor relations, analytical skills, asset management, management, and corporate development. Additionally, Mr. Short is a strong business development professional and a proven business innovator, with commercial delivery of cutting-edge propriety mining technology developed in conjunction with AusIndustry and the University of Adelaide, South Australia.

Mr. Short has been the Chairman of Reforme Group since 2018 and the company now successfully operates the Frances Creek iron ore mine in the Northern Territory. Reforme, in conjunction with AusIndustry and the University of Adelaide, South Australia, has developed a ‘World-First’ ore sorting technology that allows low grade iron ore to be beneficiated to Direct Shipping Ore (DSO). Reforme holds the propriety technology rights for this beneficiation process and are now in talks with other industry groups who are interested in using this advanced technology to beneficiate their lower grade ore, making it amenable to offshore shipping. Reforme successfully entered into a working partnership with Anglo America in early 2020 which saw the first trial shipment of beneficiated ore leave Darwin Port in June 2021. Reforme, through their partnership with AusIndustry and the University of Adelaide, are commencing works on their second research and development project which is based on multiple commodity extraction from epithermal polymetallic Au, Ag, Co, Cu deposits. Reforme is a privately owned Australian company which is 30% owned by the Traditional Landowners. The company provides employment and upskilling opportunities to the local Northern Territory communities.

Additionally, Mr. Short is chairman and founder of the Nova Terra Institute. The Nova Terra Institute (“Nova Terra”) is an Australian research and development institute with a mission to address real-world problems by facilitating a synergistic collaboration between industry, academia, and other likeminded research organizations. By linking advanced science with practical applications, the not-for-profit aims to facilitate the creation of commercially viable solutions that address critical environmental concerns for the betterment of society and the protection of our planet. We foster collaboration and support the innovation efforts of Australian businesses and thought leaders, driving improvements in critical mineral recovery, mine waste rehabilitation, recycling, and renewable energy supplies.

Mr. Short is Chairman of Komodo Capital which is an Australian based, internationally focused corporate finance advisory firm which specializes in mergers and acquisitions. Komodo currently holds mandates with the Company to facilitate transactions in Australia.

Mr. Short holds a Bachelor of Physical Education and a Bachelor in Commerce from the University of Western Australia, a Graduate Diploma of Finance from Curtin University Western Australia, and is a member of the Australian Institute of Company Directors.

Michael Sander

Michael Sander, 61, has over thirty years of invaluable experience to the intersecting fields of technology, finance and real estate. As a seasoned strategist and investment professional, Mr. Sander has consistently demonstrated his ability to identify and capitalize on high-potential opportunities.

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Throughout his career, Mr. Sander has played a pivotal role in closing numerous complex transactions, showcasing his talent for transforming promising ventures into tangible, value-added assets. His expertise spans multiple industries, encompassing various investment and ownership positions. Mr. Sander’s strength lies in his comprehensive understanding of the technology sector, coupled with his extensive experience in investment strategies, mergers and acquisitions, and sophisticated capital markets deal structuring. This unique combination of skills allows him to approach challenges with a multifaceted perspective, often uncovering innovative solutions where others see obstacles.

Mr. Sander acted as the Senior Managing Director at Sortis Capital from 2010 to 2016, where he focused on strategic planning and investor relations. Mr. Sander was then promoted to Managing Partner at Sortis Capital in 2022. Mr. Sander is currently a board advisor for Papaya Development, a real estate development and consulting company, and is also a current board member of TRILITY, a pharmaceutical manufacturing company.

Family Relationships

There are no family relationships with any of the executive officers or directors of the Company and the above referenced individual. Other than as set forth in the Agreement, there are no arrangements or understandings between the above referenced individual and any other persons pursuant to which he was selected as a director, and there are no transactions in which he has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Election of Directors and Officers

All of our directors will hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our Company are appointed by our Board and hold office until their death, resignation or removal from office.

Involvement in Certain Legal Proceedings

During the past ten years, except as set forth above, none of our directors, executive officers, promoters, control persons, or nominees have been:

●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any Federal or State authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

●	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law;

●	the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Committees of the Board

Due to the small size of the Company and its Board of Directors, we currently have no audit committee, compensation committee or nominations and governance committee of our board of directors. We do not have an audit committee financial expert.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct (“Code of Ethics”) that applies to all of its directors, officers and employees. Any waiver of the provisions of the Code of Ethics for executive officers and directors may be made only by the Board of Directors. Any such waivers will be promptly disclosed to the Company’s shareholders. A copy of our Code of Ethics is attached as an exhibit to this Form 10-K and will be provided to any person requesting same without charge. To request a copy of our Code of Ethics please make written request to our Chief Executive Officer c/o M2i Global, Inc. at 885 Tahoe Blvd., Incline Village, NV 89451.

Changes in Nominating Procedures

None.

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EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended November 30, 2024, and 2023. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Summary Compensation

The particulars of compensation paid to the following persons:

(a)	our principal executive officers; and

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the fiscal years ended November 30, 2024 and 2023;

Name and Principal Position	Year	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Douglas Cole	2023	-	-	496,833	496,833
Executive Chairman, Chief Financial Officer, Former President and Chief Executive Officer(1)	2024	-	-	-	-

Jeffrey W. Talley	2023	-	-	437,333	437,333
Former President and Chief Executive Officer of U.S. Minerals and Metals, Corporation(2)	2024	-	-	131,000	131,000

Alberto Rosende	2023	-	-	200,999	200,999
President and Chief Executive Officer(3)	2024	-	-	268,000	268,000

Ioanna Kallidou	2023	-	-	16,500	16,500)
Former President(4)	2024	-	-	-	-

(1) On December 11, 2023, Mr. Doug Cole resigned from the President and Chief Executive Officer roles of the Company but still maintains his roles as Executive Chairman and Chief Financial Officer.

(2) On December 11, 2023, Mr. Talley, was appointed as President and Chief Executive Officer of the Company. On August 23, 2024, the Company accepted Mr. Talley’s resignation as President and Executive Officer.

(3) On August 16, 2024, the Company appointed Mr. Alberto Rosende as Chief Executive Officer of the Company.

(4) Consists of a $35,000 salary and $14,000 bonus.

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Agreements with Named Executive Officers

M2i and its subsidiaries entered into new agreements or amended existing agreements with its named executive officers. A summary of the compensation provided under such agreements is as follows:

1.	On December 1, 2022, Jeffrey W. Talley and U.S. Minerals & Metals Corporation entered into a consulting agreement where Mr. Talley agreed to serve as president and chief executive officer of U.S. Minerals & Metals Corporation until the agreement is terminated. Mr. Talley is entitled to a consulting payment of $41,666.67 per month. His additional bonuses are determined by the Board of Directors. Mr. Talley resigned his positions as president and chief executive officer on August 23, 2024.

2.	On December 1, 2022, Douglas Cole and U.S. Minerals & Metals Corporation entered into a consulting agreement where Mr. Cole agreed to serve as executive chairman of U.S. Minerals Corporation until the agreement is terminated. Mr. Cole is entitled to a consulting payment of $41,666.67 per month. His additional bonuses are determined by the Board of Directors. On January 23, 2023, Douglas Cole and U.S. Minerals and Metals Corporation entered into a business development agreement where Mr. Cole agreed to serve as a Senior Strategic and Business Development Advisor for a term of 10 years to U.S. Minerals & Metals Corporation. For his services, Mr. Cole will receive, on January 2, 2024, and on the first business day of each year thereafter until and including the first business day of January 2033, 10,000,000 shares of the U.S. Minerals & Metals Corporation’s common stock, par value $.0001, as they may be adjusted from time to time on account of splits, consolidations, dividends and similar changes in exchange for a purchase price of $1,000.

3.	On March 1, 2023, Alberto Rosende and U.S. Minerals & Metals Corporation entered into a consulting agreement where Mr. Rosende agreed to serve Vice President of Operations of U.S. Minerals & Metals Corporation until the agreement is terminated. Mr. Rosende is entitled to a consulting payment of $20,333.33 per month. His additional bonuses are determined by the Board of Directors. On August 16, 2024, Mr. Rosende entered into a consulting agreement where Mr. Rosende agreed to serve as president and chief executive officer of M2i Global, Inc. until the agreement is terminated. Mr. Rosende is entitled to a consulting payment of $41,666.67 per month.

4.	Pursuant to the Agreement and Plan of Merger, dated as of May 12, 2023, and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp., which is annexed hereto as exhibit 2.01 below, at the time of consummation of the merger, all shares of USMM were simultaneously converted into shares of M2i Global, Inc.’s common stock, and thus, any shares issued by USMM pursuant to the BDA or WSCA, as referenced above are now issued from M2i Global, Inc.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for our executive officers, except that our executive officers may receive stock options at the discretion of our board of directors.

Grants of Plan-Based Awards Table

We did not grant any awards to our named executive officers during our fiscal year ended November 30, 2024.

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Compensation Plans

As of November 30, 2024, we did not have an equity compensation plan in place.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of November 30, 2024:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Doug Cole		-	-	$-	-	-	-	-	-

Albert Rosende		-	-	$-	-	-	-	-	-

Compensation of Directors

The following compensation was provided to the directors of M2i who are not also named executive officers during the fiscal year ended November 30, 2024:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation($) Total ($)
Douglas MacLellan	50,000	-	-	-	-	-
Anthony Short	40,000	-	-	-	-	-
Michael Sanders	20,000	-	-	-	-	-

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information as of November 30, 2024 regarding the beneficial ownership of our Common Stock by (i) those persons who are known to us to be the beneficial owner(s) of more than 5% of our Common Stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group and of our preferred stock. Except as otherwise indicated, the beneficial owners listed in the tables below possess the sole voting and dispositive power in regard to such shares and have an address of c/o M2i Global, Inc. 885 Tahoe Blvd. Incline Village, NV 89451. As of November 30, 2024 there were 581,704,525 shares of our Common Stock outstanding. As of November 30, 2024 there were 100,000 shares of preferred stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Common Stock subject to options, warrants, notes or other conversion privileges currently exercisable or convertible, or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, note, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.

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Beneficial Ownership of Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Doug Cole, Executive Chairman and Chief Financial Officer*	16,013,334	(1)	3%
Jeffrey W. Talley, President & Chief Executive Officer, resigned on August 30, 2024*	0	(2)	*	%
Alberto Rosende, President & Chief Executive Officer, appointed on August 30, 2024*	0	(3)	*	%
Douglas MacLellan, Director	5,366,667		*	%
Anthony Short, Director	0	(4)	*	%
Michael Sander, Director	3,025,000		*	%
Lyons Capital LLC	61,999,000		11%
Directors, Executive Officers and 5% or more of Common Stock as a Group (7 persons)	86,404,0015		15%

*	Represents ownership of less than 1%
(1)	This does not include 70,000,000 shares of Common Stock beneficially owned by The Cole Family Revocable Trust; and 10,000,000 shares of Common Stock beneficially owned by the Cole Family Trust of 2014 or Mr. Cole’s 100,000 shares of preferred stock. Mr. Cole does not have any control over the trust, including no voting power and no power to dispose of the shares.
(2)	This does not include 50,000,000 shares of Common Stock beneficially owned by The Talley Family Revocable Trust. Mr. Talley does not have any control over the trust, including no voting power and no power to dispose of the shares.
(3)	This does not include 18,000,000 shares of Common Stock beneficially owned by Rosende Quattro LLC of which Mr. Rosende is the managing member.
(4)	This does not include 25,000,000 shares of Common Stock beneficially owned by Reforme Group Investments PTYLTD, beneficially owned by Anthony Short

Beneficial Ownership of Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Class
Doug Cole, Executive Chairman and Chief Financial Officer	100,000	(1)	100%
Directors and Executive Officers as a Group (1 person)	100,000		100%

(1)	Mr. Cole holds 100,000 shares of preferred stock. This does not include 70,000,000 shares of Common Stock beneficially owned by The Cole Family Revocable Trust; and 10,000,000 shares of Common Stock beneficially owned by the Cole Family Trust of 2014. Mr. Cole does not have any control over the trust, including no voting power and no power to dispose of the shares.

Item 13. Certain Relationships and Related Transactions and Director Independence

Certain Relationships and Related Transactions

During May 2023, the Company’s former CEO, Ioanna Kallidou, forgave liabilities totaling $146,593 consisting of accrued payroll and a related party loan. As a result of the forgiveness, a contribution was recorded to additional paid in capital during May 2023. As of the fiscal year ended November 30, 2024, no balances were due to Ioanna Kallidou.

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During the fiscal year ended November 30, 2023, the Company’s former CEO loaned the Company $8,319. The balance was unsecured, non-interest bearing, and did not have a maturity date. During May 2023, the loans, totaling $81,093, were forgiven.

Under the terms of a consulting agreement with the Company’s Executive Chairman and CFO, the Company is obligated to compensate him $43,667 per month, consisting of $41,667 in consulting fees and a $2,000 monthly allowance. During the fiscal year ended November 30, 2024, the Company incurred $524,000 in expenses related to the consulting agreement, of which $203,667 was repaid by the Company. At the fiscal year ended November 30, 2024, $393,000 remained unpaid under the agreement.

Under the terms of a consulting agreement with the Company’s President and Chief Executive Officer, the Company is obligated to compensate him $43,667 per month, consisting of $41,667 in consulting fees and a $2,000 monthly allowance. This agreement replaced a former agreement wherein the consultant agreed to serve as Vice President-Operations for $22,333.33 per month, consisting of $20,833.33 in consulting fees and a $1,500 monthly allowance. During the fiscal year ended November 30, 2024, the Company incurred $353,333 in expenses related to the consulting agreement, of which $268,000 was repaid by the Company. At the fiscal year ended November 30, 2024, $85,833 remained unpaid under the agreement.

During the fiscal year ended November 30, 2023, the Company entered into a loan agreement with the Company’s Executive Chairman. The loan, which bears interest at 7%, is due on demand. During the fiscal years ended November 30, 2024 and 2023, the Executive Chairman loaned the Company $127,500 and $600,000, respectively. During the fiscal year ended November 30, 2024, the Company repaid $691,500 to the CFO. At the fiscal years ended November 30, 2024 and 2023, the amount due to the Executive Chairman was $36,050 and $600,000, respectively. This loan is recorded as a related party loan on the balance sheet. During the fiscal years ended November 30, 2024 and 2023, the Company recorded accrued interest of $31,761 and $6,781, respectively. During the fiscal year ended November 30, 2024, the Company repaid $17,352 interest. At the fiscal year ended November 30, 2024, accrued interest payable due to the loans from the Executive Chairman totaled $21,190.

Director Independence

We currently do not have any directors who are “independent” as defined under the NASDAQ Marketplace Rules.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 9, 2025. regarding the beneficial ownership of our Common Stock by (i) those persons who are known to us to be the beneficial owner(s) of more than 5% of our Common Stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group and of our preferred stock. Except as otherwise indicated, the beneficial owners listed in the tables below possess the sole voting and dispositive power in regard to such shares and have an address of c/o M2i Global, Inc. 885 Tahoe Blvd. Incline Village, NV 89451. As of June 9, 2025, there were 661,585,702 shares of our Common Stock outstanding. As of June 9, 2025, there were 100,000 shares of preferred stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Common Stock subject to options, warrants, notes or other conversion privileges currently exercisable or convertible, or exercisable within 60 days of the date of this table, are deemed outstanding for computing the percentage of the person holding such option, warrant, note, or other convertible instrument but are not deemed outstanding for computing the percentage of any other person. Where more than one person has a beneficial ownership interest in the same shares, the sharing of beneficial ownership of these shares is designated in the footnotes to this table.

Beneficial Ownership of Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Doug Cole, Executive Chairman and Chief Financial Officer	16,013,334	(1)	3%
Jeffrey W. Talley, Former President & Chief Executive Officer, resigned on August 30, 2024*	0	(2)	*	%
Alberto Rosende, President & Chief Executive Officer, appointed on August 30, 2024*	0	(3)	*	%
Douglas MacLellan, Director	5,366,667		*	%
Anthony Short, Director	0	(4)	*	%
Michael Sander, Director	3,025,000		*	%
Lyons Capital LLC	61,999,000		11%
Directors, Executive Officers and 5% or more of Common Stock as a Group (7 persons)	86,404,0015		15%

*	Represents ownership of less than 1%
(1)	This does not include 70,000,000 shares of Common Stock beneficially owned by The Cole Family Revocable Trust; and 10,000,000 shares of Common Stock beneficially owned by the Cole Family Trust of 2014 or Mr. Cole’s 100,000 shares of preferred stock. Mr. Cole does not have any control over the trust, including no voting power and no power to dispose of the shares.
(2)	This does not include 50,000,000 shares of Common Stock beneficially owned by The Talley Family Revocable Trust. Mr. Talley does not have any control over the trust, including no voting power and no power to dispose of the shares.
(3)	This does not include 18,000,000 shares of Common Stock beneficially owned by Rosende Quattro LLC of which Mr. Rosende is the managing member.
(4)	This does not include 25,000,000 shares of Common Stock beneficially owned by Reforme Group Investments PTYLTD, beneficially owned by Anthony Short

Beneficial Ownership of Preferred Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Class
Doug Cole, Executive Chairman and Chief Financial Officer	100,000	(1)	100%
Directors and Executive Officers as a Group (1 person)	100,000		100%

(1)	Mr. Cole holds 100,000 shares of preferred stock. This does not include 70,000,000 shares of Common Stock beneficially owned by The Cole Family Revocable Trust; and 10,000,000 shares of Common Stock beneficially owned by the Cole Family Trust of 2014. Mr. Cole does not have any control over the trust, including no voting power and no power to dispose of the shares.

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RELATED PARTY TRANSACTIONS

During May 2023, the Company’s former CEO, Ioanna Kallidou, forgave liabilities totaling $146,593 consisting of accrued payroll and a related party loan. As a result of the forgiveness, a contribution was recorded to additional paid in capital during May 2023. As of the fiscal year ended November 30, 2024, no balances were due to Ioanna Kallidou.

During the fiscal year ended November 30, 2023, the Company’s former CEO loaned the Company $8,319. The balance was unsecured, non-interest bearing, and did not have a maturity date. During May 2023, the loans, totaling $81,093, were forgiven.

Under the terms of a consulting agreement with the Company’s Executive Chairman and CFO, the Company is obligated to compensate him $43,667 per month, consisting of $41,667 in consulting fees and a $2,000 monthly allowance. During the fiscal year ended November 30, 2024, the Company incurred $524,000 in expenses related to the consulting agreement, of which $203,667 was repaid by the Company. At the fiscal year ended November 30, 2024, $393,000 remained unpaid under the agreement.

Under the terms of a consulting agreement with the Company’s President and Chief Executive Officer, the Company is obligated to compensate him $43,667 per month, consisting of $41,667 in consulting fees and a $2,000 monthly allowance. This agreement replaced a former agreement wherein the consultant agreed to serve as Vice President-Operations for $22,333.33 per month, consisting of $20,833.33 in consulting fees and a $1,500 monthly allowance. During the fiscal year ended November 30, 2024, the Company incurred $353,333 in expenses related to the consulting agreement, of which $268,000 was repaid by the Company. At the fiscal year ended November 30, 2024, $85,833 remained unpaid under the agreement.

During the fiscal year ended November 30, 2023, the Company entered into a loan agreement with the Company’s Executive Chairman. The loan, which bears interest at 7%, is due on demand. During the fiscal years ended November 30, 2024 and 2023, the Executive Chairman loaned the Company $127,500 and $600,000, respectively. During the fiscal year ended November 30, 2024, the Company repaid $691,500 to the CFO. At the fiscal years ended November 30, 2024 and 2023, the amount due to the Executive Chairman was $36,050 and $600,000, respectively. This loan is recorded as a related party loan on the balance sheet. During the fiscal years ended November 30, 2024 and 2023, the Company recorded accrued interest of $31,761 and $6,781, respectively. During the fiscal year ended November 30, 2024, the Company repaid $17,352 interest. At the fiscal year ended November 30, 2024, accrued interest payable due to the loans from the Executive Chairman totaled $21,190.

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DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of 1,000,100,000 shares of Common Stock, par value $0.001 per share, and 100,000 shares of Series A Super-Voting Preferred stock. As of June 9, 2025, there were 661,585,702 shares of our Common Stock outstanding, and 100,000 shares of our Series A Super-Voting Preferred stock outstanding.

Common Stock

We are authorized to issue up to a total of 1,000,000,000 shares of Common Stock, par value $0.001 per share. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our Common Stock have no cumulative voting rights. Further, holders of our Common Stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock.

The holders of shares of our Common Stock entitled to cast at least a majority of the total votes entitled to be cast by the holders of all of our outstanding capital stock, present in person or by proxy, are necessary to constitute a quorum at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. The vote of a majority of our stock held by shareholders present in person or represented by proxy and entitled to vote at the meeting will be sufficient to elect directors or to approve a proposal.

Preferred Stock

We are authorized to issue up to a total of 100,000 shares of Series A Super-Voting Preferred stock, par value $0.001 per share. Holders of our Series A Super-Voting Preferred stock are entitled to vote on the basis of ten-thousand (10,000) votes per share.

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Anti-Takeover Provisions of Nevada State Law

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders.

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

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Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the ability of our board of directors to alter our bylaws without obtaining shareholder approval; and

●	the requirement that a special meeting of stockholders may be called only by either (i) the Chairman; (ii) the President; (iii) Chief Executive Officer, (iv) the Board; or (v) the sole stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Pacific Stock Transfer Company, a Securitize company. The transfer agent and registrar’s address is 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119, and its telephone number is (800) 401-1957.

Stock Market Quotation

Our Common Stock is currently quoted on the OTCQB Market under the symbol “MTWO”.

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Indemnification of Directors and Officers

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

The expenses of directors, officers, employees or agents of the company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those previously issued to the selling stockholders. For additional information regarding the issuances of shares of Common Stock to the selling stockholders, see “Recent Developments” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Common Stock or in the footnotes to the table below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and Ither information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common Stock, as of December 7, 2023.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

This prospectus generally covers the resale of the sum of the number of shares of Common Stock issued to the selling stockholders pursuant to securities purchase agreements. The fourth column assumes the sale of all shares offered by the selling stockholders pursuant to this prospectus.

The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After the Offering
Casey E. Cole and Kate Crowle	10,000,000	10,000,000	(1)	-	-
Cole Family Trust of 2014	10,000,000	10,000,000	(2)	-	-
Congregation Boro Minyan	24,999,000	24,999,000	(3)	-	-
Darrin M. Ocasio	24,999,000	24,999,000	(4)	-	-
J Nine Capital Partners LLC.	18,000,000	18,000,000	(5)	-	-
Lyons Capital LLC	49,999,000	49,999,000	(6)	-	-
Mayfair Global Advisors LLC	1,000,000	1,000,000	(7)	-	-
Neill Barrett and Kelli Barrett	10,000,000	10,000,000	(8)	-	-
Yeshivas Lev Simcha	100,000	100,000	(9)	-	-
Werdiger Family Foundation	400,000	400,000	(10)	-	-
David Lyons	197,338	197,338	(11)	-	-
Rocklynn Entertainment	100,000	100,000	(12)	-	-
The Cole Family Revocable Trust	70,000,000	70,000,000	(13)	-	-
Tikvah Lyesomin	24,999,000	24,999,000	(14)	-	-
Alan Gaines	200,000	200,000	(15)	-	-
A.G.P. / Alliance Global Partners	80,000	80,000	(16)	-	-
Alex Barrientos	60,000	60,000	(17)	-	-
Alex Gurvetch	1,333,334	1,333,334	(18)	-	-
Anders De Jounge	50,000	50,000	(19)	-	-
Angel Rush GP	4,000,000	4,000,000	(20)	-	-
Banner Public Affairs LLC	15,000,000	15,000,000	(21)	-	-
Cierra Thiederman	200,000	200,000	(22)	-	-
Clear Think Capital Partners	20,000,000	20,000,000	(23)	-	-
David Bocchi	60,000	60,000	(24)	-	-
David Bruce Batstone	200,000	200,000	(25)	-	-
David M. Winfield	50,000	50,000	(26)	-	-
David P. Nemecek Jr.	4,000,000	4,000,000	(27)	-	-
Dhruv Gulati 2015 Living Trust	15,000,000	15,000,000	(28)	-	-
Doug Kunnel	1,000,000	1,000,000	(29)	-	-
Douglas MacLellan	200,000	200,000	(30)	-	-
Douglas MacLellan	166,667	166,667	(31)	-	-
EAS Advisors LLC	200,000	200,000	(32)	-	-
Firestone Beneficiaries Trust	100,000	100,000	(33)	-	-
Gerrow D. Mason	100,000	100,000	(34)	-	-
Gibborim Advisors LLC	40,000	40,000	(35)	-	-
Greywood Investments LLC	200,000	200,000	(36)	-	-
Harbourshore Pty Ltd	200,000	200,000	(37)	-	-
Jeffrey Maller	100,000	100,000	(38)	-	-
John E. Cole	200,000	200,000	(39)	-	-
Jon Najarian	1,000,000	1,000,000	(40)	-	-
Magic Johnson Foundation	50,000	50,000	(41)	-	-
Martha Boneta	50,000	50,000	(42)	-	-
Michael L. Sander	25,000	25,000	(43)	-	-
Nick Copping	50,000	50,000	(44)
Peter O’Rouke	25,000	25,000	(45)
Reforme Group Investments Pty Ltd.	25,000,000	25,000,000	(46)
Reggie Jackson	50,000	50,000	(47)
Rosende Quattro LLC	4,000,000	4,000,000	(48)

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Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After the Offering
Sim Farar	100,000	100,000	(49)
Simcha Lyons	5,000,000	5,000,000	(50)
Steve Firestone Living Trust	100,000	100,000	(51)
Talley Family Revocable Trust	50,000,000	50,000,000	(52)
Vista Asset Management LLC	1,000,000	1,000,000	(53)
Not For Sale Fund (dba Not For Sale)	1,000,000	1,000,000	(54)	-	-
Just Business Management LLC	4,000,000	4,000,000	(55)
SUNSHINE AND RAIN ASSET MANAGEMENT IRREVOCABLE TRUST	100,000	100,000	(56)
Innovation Investments, LLC	200,000	200,000	(57)	-	-
Extreme Extraction Pty Ltd	1,000,000	1,000,000	(58)	-	-
Novaterra Institute Ltd	2,000,000	2,000,000	(59)	-	-
Lorna Seals	200,000	200,000	(60)	-	-
William Hunter	200,000	200,000	(61)	-	-
William Richardson	1,000,000	1,000,000	(62)	-	-
Congregation Ahavas Tzedaka Vchesed	10,000,000	10,000,000	(63)	-	-
Ellis International LP	1,000,000	1,000,000	(64)	-	-
Oliver SPV Holdings LLC	1,150,000	1,150,000	(65)	-	-
Oliver SPV Holdings LLC	24,000,000	24,000,000	(66)	-	-
Clear Think Capital Partners	2,000,000	2,000,000	(67)	-	-
ESE Holdings LLC	1,000,000	1,000,000	(68)	-	-
FLOC LLC	500,000	500,000	(69)
Greg Cullen	1,000,000	1,000,000	(70)
Maurice J. Bernet III	1,500,000	1,500,000	(71)
Mayer and Associates LLC	1,500,000	1,500,000	(72)
Ontario INC	2,000,000	2,000,000	(73)
Ron V. Franco	1,000,000	1,000,000	(74)
SCI Inc.	1,000,000	1,000,000	(75)
Steven Grossman	500,000	500,000	(76)
The Hewlett Fund LP	2,500,000	2,500,000	(77)
Theodore H. Swindells	1,000,000	1,000,000	(78)
Carbeau LLC	175,000	175,000	(79)
Charcoal HM Family LTD Partnership	666,666	666,666	(80)
Dr. Craig Loucks, Big Sky Private Equity LLC	166,663	166,663	(81)
Frank O. Monti	50,000	50,000	(82)
Anthony Martone	70,000	70,000	(83)
Johnathan Cohn	500,000	500,000	(84)

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1.	The address for Casey E. Cole and Kate Crowle is 469 Manzanita Drive, Orinda, CA 94563.
2.	The address for Cole Family Trust of 2014 is P.O. Box 6978, Moraga, CA, 94556.
3.	The address for Congregation Boro Minyan is 7239 San Salvador Dr., Boca Raton, FL 33433.
4.	The address for Darrin M. Ocasio is 2 River Terrace, New York, NY, 10282.
5.	The address for J Nine Capital Partners LLC is 300 West 41st Street, Suite 202, Miami Beach, FL 33140.
6.	The address for Lyons Capital LLC is 7239 San Salvador Dr., Suite 100, Boca Raton, FL, 33433.
7.	The address for Mayfair Global Advisors LLC is 225 West 83rd Street, Suite 3Q, New York, NY 10024 USA.
8.	The address for Neill Barrett and Kelli Barrett is 172 Lombardy Lane, Orinda, CA 94363.
9.	The address for Yeshivas Lev Simcha is 21065 Powerline Rd., Suite 55, Boca Raton, FL 33433.
10.	The address for Werdiger Family Foundation is 1412 Broadway, 18th Floor, New York, NY 10018.
11.	The address for David Lyons is 405 Barrett Rd, Lawrence, NY 11559.
12.	The address for Rocklynn Entertainment is 1234 59th Street, Brooklyn, NY 11219.
13.	The address for The Cole Family Revocable Trust is 1913 Street, Andrews Drive, Moraga, CA 94556.
14.	The address for Tikvah Lyesomin is 6010 New Utrecht Ave, Brooklyn, NY 11230.
15.	The address for Alan Gaines is 621 Ordrich Place, Las Vegas, NV 89145.
16.	The address for A.G.P./Alliance Global Partners is 590 Madison Ave, 28th Floor, New York, NY 10022.
17.	The address for Alex Barrientos is 590 Madison Ave, 28th Floor, New York, NY 10022.
18.	The address for Alex Gurvetch is 177 West Putnam Ave, Greenwich, CT 06831.
19.	The address for Anders De Jounge is 1534 Plaza Lane, #334, Burlingame, CA 94010.
20.	The address for Angel Rush GP is 171 Main Street, Suite 245, Los Altos, CA 94022.
21.	The address for Banner Public Affairs LLC is 8000 Martland Ave, Suite 1120, Clayton, MO 63105.
22.	The address for Cierra Thiederman is P.O. Box 452, Tahoe City, CA 96145.
23.	The address for Clear Think Capital Partners is 851 Broken Sound Parkway, Suite 280, Boca Raton, FL 33487.
24.	The address for David Bocchi is 590 Madison Ave, 28th Floor, New York, NY 10022.
25.	The address for David Bruce Batstone is PO Box 236 Crystal Bay NV 89402 USA.
26.	The address for David M. Winfield is 2235 Stratford Circle Los Angeles CA 90077 USA.
27.	The address for David P. Nemecek Jr. is 1800 Washington ST., APT 613 San Francisco CA 94109 USA.
28.	The address for Dhruv Gulati 2015 Living Trust is 46 La Cresta Drive Petaluma CA 94952 USA.

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29.	The address for Doug Kunnel is 9 Avenida Daroca Trabuco Canyon CA 92679 USA.
30.	The address for Douglas MacLellan is 54260 Dark Star Dr. La Quinta CA 92253 USA.
31.	The address for Douglas MacLellan is 54260 Dark Star Dr. La Quinta CA 92253 USA.
32.	The address for EAS Advisors LLC is 750 Lexington Ave, 23rd Fl New York NY 10022 USA.
33.	The address for Firestone Beneficiaries Trust is 136 West Canon Perdido Street, Suite 102 Santa Barbara CA 93101 USA.
34.	The address for Gerrow D. Mason 1700 Busha Hwy Marysville MI 48040 USA.
35.	The address for Gibborim Advisors LLC is Gibborim Advisors, LLC 15841 Corintha Terrace Delray Beach FL 33446 USA.
36.	The address for Greywood Investments LLC is 217 East 49th Street New York NY 10017 USA.
37.	The address for Harbourshore Pty Ltd is 9 Edward Street Cottesloe Western Australia 6011 AUS.
38.	The address for Jeffrey Maller is 4221 Wilshire Blvd. Suite 355 Los Angeles, CA 90010 USA.
39.	The address for John E. Cole is 2013 Kittridge Dr. Virgina Beach VA 23456 USA.
40.	The address for Jon Najarian is 2042 North Orleans Street Chicago IL 60614 USA.
41.	The address for Magic Johnson Foundation is 9100 Wilshire Blvd, 700 East Tower Beverly Hills CA 90212 USA.
42.	The address for Martha Boneta is 2628 Five Oaks Rd., Vienna VA 22181 USA.
43.	The address for Michael L. Sander is 240 SE 2nd Avenue Suite 200 OR 97214 USA.
44.	The address for Nick Copping is 2783 Louis Court Lakeport CA 95453 USA.
45.	The address for Peter O’Rouke is 10232 Brittenford Dr., Vienna VA 22182 USA.
46.	The address for Reforme Group Investments Pty Ltd. Is Level 3, 16 Parliament Place West Perth WA 6005 (PO box 825) WA 6005, 6872 AUS.
47.	The address for Reggie Jackson is 760 West 16th Street, Suite i, Costa Mesa, CA 92626.
48.	The address for Rosende Quattro LLC is 7450 Hovingham, San Antonio TX 78257 USA.
49.	The address for Sim Farar is 15332 Antioch St #509 Pacific Palisades CA 90272 USA.
50.	The address for Simcha Lyons is 225 West 83rd Street, Suite 3Q New York NY 10024 USA.
51.	The address for Steve Firestone Living Trust is 136 West Canon Perdido Street, Suite 102 Santa Barbara CA 93101 USA.
52.	The address for Talley Family Revocable Trust is 5038 E Longshadow Trail Scottsdale AZ 85266 USA.
53.	The address for Vista Asset Management LLC is 6 Katrina Court Orinda CA 94562 USA.
54.	The address for Not For Sale Fund (dba Not For Sale)is 1930 Village Center Circle #3-19535 Las Vegas NV 89134 USA.
55.	The address for Just Business Management LLC is 1930 Village Center Circle #3-2127 Las Vegas NV 89134 USA.
56.	The address for SUNSHINE AND RAIN ASSET MANAGEMENT IRREVOCABLE TRUST is 201 E 5TH ST STE 716 SHERIDAN WY 82801 USA.
57.	The address for Innovation Investments, LLC is 5852 Pine Tree Drive Miami Beach FL 33140 USA.

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58.	The address for Extreme Extraction Pty Ltd is 85 Silverleaf road Zuccoli NT 832 AUS.
59.	The address for Novaterra Institute Ltd is Suite 183, Level 6, 580 hay street Perth Western Australia 6000 AUS.
60.	The address for Lorna Seals is 2656 Danielle Dr Carson City NV 89706 USA.
61.	The address for William Hunter is 1038 Gadwall Circle Hendersonville TN 37075 USA.
62.	The address for William Richardson is 216 Washington Ave Santa Fe NM 87501 USA.
63.	The address for Congregation Ahavas Tzedaka Vchesed is 1347 Brooklyn NY 11219 USA.
64.	The address for Ellis International LP is 100 Merrick Rd. Ste 400, Rockville Centre NY 11570 USA.
65.	The address for Oliver SPV Holdings LLC is 822 Oliver St. Woodmere NY 11598 USA.
66.	The address for Oliver SPV Holdings LLC is 822 Oliver St. Woodmere NY 11598 USA.
67.	The address for Clear Think Capital Partners is 210 West 77th St. #7w New York NY 10024 USA.
68.	The address for ESE Holdings LLC is 9557 Los Lotos CT. Las Vegas NV 89147 USA.
69.	The address for FLOC LLC is 7000 W. Palmetto Park Rd. Suite 501 Boca Raton FL 3343 USA.
70.	The address for Greg Cullen is 6641 Esplanade Playa Del Rey CA 90293 USA.
71.	The address for Maurice J. Bernet III is 2745 Elkhorn Ct Cumming GA 30041 USA.
72.	The address for Mayer and Associates LLC is 1395 East 34th Street Brooklyn NY 11210 USA.
73.	The address for Ontario INC is 357 Cortleigh Blvd., Toronto, ON M5N 1R4, Canada.
74.	The address for Ron V. Franco is P.O. Box 5287 Culver City CA 90231 USA.
75.	The address for SCI Inc. is 1067 East Highway 24 Woolland Park, CO 80863.
76.	The address for Steven Grossman is 8267 NW 107th Terrace Parkland, FL 33076.
77.	The address for The Hewlett Fund LP is 100 Merrick Rd., Suite 400W, Rockville Centre, NY 11570.
78.	The address for Theodore H. Swindells is 2777 Paradise Rd, Unit 2101 Las Vegas NV 89109.
79.	The address for Carbeau LLC is 721 Fifth Ave., Suite 37E, New York, NY 10022.
80.	The address for Charcoal HM Family LTD Partnership is 177 West Putnam Ave, Greenwich, CT 06831.
81.	The address for Dr. Craig Loucks, Big Sky Private Equity LLC is 6183 Massive Peak Circle, Castle Rock, CO 80108.
82.	The address for Frank O. Monti is 2731 NE 14th St, # 832B, Pompano Beach, FL 33062.
83.	The address for Anthony Martone is 56 Terry Lane, Plainville, MA 02762.
84.	The address for Johnathan Cohn is 5890 Broadway Terrance, Oakland, CA 94618.

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PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB Market or any other U.S. stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer a principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an option, exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

45

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the Common Stock being offered by this prospectus has been passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of M2i Global, Inc., and its subsidiaries as of and for the year ended November 30, 2023, included in this prospectus have been so included in reliance upon the report of Turner, Stone & Company, LLP (“Turner Stone”), independent registered public accounting firm, and for the year ended November 30, 2024, included in this prospectus have been so included in reliance upon the report of TAAD, L.L.P. (“TAAD”), independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. We file reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains our filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this prospectus is correct as of its date. It may not continue to be correct after this date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including those made after (i) the date of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the completion of the offering of the shares of our Common Stock included in this prospectus:

●	Our Annual Report on Form 10-K for the year ended November 30, 2024 (File No. 333-229748) filed with the SEC on February 27, 2025;

Any statement contained in this prospectus or any prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) from our website (www.m2i.global.com) or by writing or calling us at the following address and telephone number:

M2i Global, Inc.
885 Tahoe Blvd.

Incline Village, NV 89451
(775) 909-6000

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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456,961,668 SHARES OF COMMON STOCK

PROSPECTUS

June 10, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following is a statement of approximate expenses to be incurred by M2i Global, Inc. in connection with the distribution of the securities registered under this registration statement. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$22,448.26
Legal fees and expenses	$75,000
Accountant’s fees and expenses	$1,000
Miscellaneous	$2,000
Total	$100,448.26

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The NRS empower us to indemnify our directors and officers against expenses relating to certain actions, suits, or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

Pursuant to our articles, we may indemnify each of our present and future directors, officers, employees, or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees, or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Company, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The NRS further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the period ended May 31, 2023, we sold 100,000 shares of Series A Super Voting Preferred Stock and 506,961,668 shares of Common Stock for proceeds totaling $1,265,476, $977,828 of which had been received as of May 31, 2023. Each of the purchasers represented to the Company that such purchaser is an “accredited investor” for purposes of Rule 501 of Regulation D.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

The exhibits filed and furnished with this registration statement are set forth on the “Exhibit Index” set forth elsewhere herein.

(b) Financial Statement Schedules.

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

(II)	The undersigned Registrant hereby undertakes: (A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 10th day of June, 2025.

M2i GLOBAL, INC.

By:	/s/ Doug Cole
Name:	Doug Cole
Title:	Chief Financial Officer and Executive Chairman

POWERS OF ATTORNEY

Each of the undersigned officers and directors of M2i Global, Inc., a Nevada corporation, hereby constitutes and appoints Doug Cole and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Doug Cole	Chief Financial Officer and Executive Chairman	June 10, 2025
Doug Cole	(Principal Financial Officer)

Signature	Title	Date

/s/ Alberto Rosende	Chief Executive Officer	June 10, 2025
Alberto Rosende	(Principal Executive Officer)

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EXHIBIT INDEX

Exhibit Number	Description
2.01**	Agreement and Plan of Merger, dated as of May 12, 2023 and entered into by and among Inky, Inc. and U.S. M and M Acquisition Corp. and U.S. Minerals and Metals Corp.
3.1**	Articles of Incorporation
3.2**	Certificate of Amendment to the Certificate of Incorporation of Inky Inc. dated May 8, 2023
3.3**	Articles of Merger dated as of May 18, 2023
3.4**	Certificate of Amendment to Articles of Incorporation dated June 8, 2023- Name Change
3.5**	Certificate of Designation of Series A Super-Voting Preferred Stock
3.6**	Bylaws
5.1	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 23.1)
10.1**	Consulting Agreement with Jeffrey Talley
10.2**	Business Development Agreement with Lyons Capital LLC dated February 23, 2023
10.3**	Wall Street Conference Business Development Agreement with Lyons Capital LLC dated February 23, 2023
10.4**	Business Development Agreement with Doug Cole dated January 23, 2023
14.1**	Code of Business Conduct and Ethics
21.1**	List of Subsidiaries
23.1	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
23.2	Consent of Pinnacle Accountancy Group of Utah (dba of Heaton & Company, PLLC)
23.3	Consent of TAAD LLP
24.1**	Power of Attorney (Included in the signature page hereto)
107	Filing Fee Table

** Previously filed

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